REGISTRATION NO. 333-31264

                       SECURITIES AND EXCHANGE COMMISSION


                                    FORM SB-2
                                 AMENDMENT NO. 4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           NEOSURG TECHNOLOGIES, INC.

             (Exact name of registrant as specified in its charter)


           TEXAS                            3841                  76-0635480
(State or other jurisdiction of (Primary Standard industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)


                           NEOSURG TECHNOLOGIES, INC.
                        17300 EL CAMINO REAL, SUITE 110,
                      HOUSTON, TEXAS 77058  (281) 461-6211
          (Address and telephone number of principal executive offices)

                          PETER T. O'HEERON, PRESIDENT
                         17300 EL CAMINO REAL, SUITE 110
                     HOUSTON, TEXAS 77058     (281) 461-6211
 (Name, address, including zip code, and telephone number, of agent for service)

                                    COPY TO:
                               BRIAN BOSIEN, ESQ.
                             COKINOS, BOSIEN & YOUNG
                           A PROFESSIONAL CORPORATION
                      1500 WOODSON TOWER 2919 ALLEN PARKWAY
                      HOUSTON, TEXAS 77019  (713) 535- 5500

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis with respect to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If the form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                          CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
                                                                                Proposed maximum
Title of each class of securities  Amount to be      Proposed maximum               aggregate          Amount of
        to be registered            registered   offering price per unit(1)    offering price (1)   registration fee
---------------------------------  ------------  ----------------------------  -------------------  -----------------
Common Stock, no par value            2,400,000  $                       6.75  $        16,200,000  $        4,276.80
---------------------------------------------------------------------------------------------------------------------

(1)   Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act.

        The REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PRELIMINARY  PROSPECTUS
                 SUBJECT  TO  COMPLETION,  DATED  OCTOBER  20,  2000


                               2,400,000  SHARES

                               [GRAPHIC  OMITTED]
                           NEOSURG TECHNOLOGIES, INC.

                                 COMMON  STOCK
                                ---------------

This is an initial public offering of up to 2,400,000 shares of our common stock at a price of $6.75 per share.

Our shares will be sold on a 592,592 share minimum, 2,400,000 share maximum basis. We have applied for the listing of our common stock with the American Stock Exchange but have not yet been approved. There is currently no public market for our common stock.

We will sell shares of our common stock only to persons agreeing to purchase 300 shares or more. Funds received from prospective purchasers will be placed in an interest bearing escrow account with First Community Bank, Houston, Texas, until such time as we receive subscriptions for 592,592 shares of our common stock. If we are unable to sell at least 592,592 shares of our common stock on or before the termination of this offering, the escrow agent will promptly return all of the funds held in the escrow account to subscribers with interest and without deduction for the expenses of the escrow agent.

Unless earlier terminated, this offering of our common stock will remain open until all shares offered are sold or December 15, 2000, whichever is earlier. We may extend this offering in our discretion until March 31, 2001. We may terminate this offering at any time.

You should carefully read and consider the information in this prospectus, including the "Risk Factors" commencing on page 7, for information that should be considered in determining whether to purchase any of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


           Number of      Price to                                 Proceeds to
              Shares        Public      Commissions    Expenses        NeoSurg
================================================================================
Minimum       592,592    $    6.75    $    240,000    $ 200,000   $  3,560,000
Maximumv    2,400,000    $    6.75    $    972,000    $ 200,000   $ 15,028,000
================================================================================



      Commissions reflect an average of a two-tiered commission structure.

                             OXFORD FINANCIAL GROUP


              The  date  of  this  prospectus  is  ________,  2000

                                [GRAPHIC OMITTED]





                       NOTICE TO NEW JERSEY INVESTORS ONLY

THIS OFFERING IS BEING DIRECTED IN THE STATE OF NEW JERSEY TO ACCREDITED INVESTORS ONLY, AS DEFINED BY RULE 501 OF REGULATION D, PROMULGATED UNDER THE SECURITIES ACT OF 1933. AN ACCREDITED INVESTOR INCLUDES, WITHOUT LIMITATION, ANY NATURAL PERSON WHOSE INDIVIDUAL NET WORTH, OR JOINT NET WORTH WITH THAT PERSON'S SPOUSE, AT THE TIME OF HIS OR HER PURCHASE EXCEEDS $1,000,000 OR ANY NATURAL PERSON WHO HAD AN INDIVIDUAL INCOME IN EXCESS OF $200,000 IN EACH OF THE TWO MOST RECENT YEARS OR JOINT INCOME WITH THAT PERSON'S SPOUSE IN EXCESS OF $300,000 IN EACH OF THOSE TWO YEARS, AND HAS A REASONABLE EXPECTATION OF REACHING THE SAME INCOME LEVEL IN THE CURRENT YEAR. OTHER STANDARDS APPLY TO INVESTORS WHO ARE NOT INDIVIDUALS. THERE WILL BE NO SECONDARY SALES OF THE
SECURITIES  TO  PERSONS  WHO  ARE  NOT  ACCREDITED  INVESTORS  IN  NEW  JERSEY.

                                Table of contents



Prospectus summary                                                           1
The offering                                                                 2
Summary financial information                                                3
Risk factors                                                                 4
Forward looking statements                                                   8
Use of proceeds                                                              9
Dividend policy                                                              11
Capitalization                                                               12
Dilution                                                                     13
Management's plan of operation                                               14
Business                                                                     19
Management                                                                   28
Certain relationships and related transaction                                31
Representations required by state securities authorities                     31
Restrictions applicable to certain states                                    32
Principal stockholders                                                       33
Plan of distribution                                                         34
Description of capital stock                                                 40
Shares eligible for future sale                                              44
Legal matters                                                                45
Experts                                                                      45
Where you can find more information                                          45
Index to financial statements                                                F-1

                               Prospectus summary


     This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully before making a decision to invest in our common stock.

NEOSURG  TECHNOLOGIES,  INC.

     We are a designer and manufacturer of surgical devices known as trocars that are used in all laparoscopic surgical procedures. Laparoscopy is a relatively recent method of minimally invasive surgery that is sometimes known as "keyhole" or "pinhole" surgery. Laparoscopy typically entails incisions of between 5 to 12 millimeters - just large enough to admit the passage of lights, a small video camera, and specially crafted surgical instruments.

     Laparoscopy is the predominate surgical method used for gallbladder removal, appendix removal, hernia repair, anti-reflux surgery, bowel resection and hysterectomy. The benefits driving its use are shorter patient hospital stays, an earlier return to physical activity and a normal diet, reduced post-operative pain, fewer post-operative complications, quicker patient recovery and increased cost effectiveness. Newly developed technologies, such as three dimensional imaging and intraoperative ultrasound, are providing surgeons with a better view of internal structures making the procedure safe for more complex surgical procedures.

     Trocars are used to make the small portal entries into the body cavity through which the surgical instruments and devices used in a laparoscopic procedure are passed. Most laparoscopic procedures require four trocars, varying in size from 5 to 12 millimeters in diameter depending on the procedure and their function. Disposable trocars currently dominate the market and are preferred because they are consistently sharp for each insertion and are discarded after each use. The principal drawback of a disposable trocar is the higher cost associated with using a new instrument for each procedure. The principal drawback of the reusable trocars currently on the market is that they require periodic resharpening, requiring hospitals to institute programs to track their usage and maintain adequate inventories to permit a portion to be out of service for resharpening.

     Our trocar system, known as the T2000 Reusable Trocar System or T2000, uses a small disposable tip to penetrate the body cavity, permitting the T2000 to be reused without being resharpened, and can be readily sterilized and outfitted with a new tip and seal cap for each procedure.

     Our principal executive offices are located at 17300 El Camino Real, Suite 110, Houston, Texas 77058. Our telephone number is 281.461.6211.

                                      THE OFFERING



Shares offered . . . . . . . . . . . . .   2,400,000 shares of common stock
Price per share. . . . . . . . . . . . .   $6.75
Minimum number of shares that can be
        Purchased  . . . . . . . . . . .   300
Shares outstanding after offering
        Minimum. . . . . . . . . . . . .   13,841,116
        Maximum. . . . . . . . . . . . .   15,648,524
Use of proceeds. . . . . . . . . . . . .   -  Intellectual property/product line
                                                 acquisition
                                           -  Bridge loan repayment
                                           -  Product development
                                           -  Marketing and advertising
                                           -  Additional personnel
                                           -  Insurance
                                           -  Inventory and equipment
                                           -  Working capital and general
                                               corporate purposes


Proposed symbol for common stock on the
American Stock Exchange. . . . . . . . .   NEO


     After subscriptions for a minimum of 592,592 shares of common stock have been received, we will be entitled to receive the offering proceeds in the escrow account, and will be entitled to receive all offering proceeds subsequently received without the requirement that they exceed a minimum amount. We have the right to accept or reject any subscriptions in whole or in part. Our officers, directors and affiliates may purchase up to 74,000 shares of common stock on the same terms and price as all other purchasers in this offering and their purchases, if any, may be used to satisfy the minimum offering requirement.

     We have applied for the listing of our common stock on the American Stock Exchange but have not yet been approved. We believe that we will qualify for listing if we are successful in raising the minimum offering but there can be no assurance that listing will be granted.

                          SUMMARY FINANCIAL INFORMATION

     The following table presents summary financial data as of the dates and for the periods indicated. The summary operating data for the fiscal years ended December 31, 1997, 1998 and 1999, and summary balance sheet data for the year ended December 31, 1999, has been derived from our audited financial statements. The financial data for the nine months ended September 30, 2000, has been derived from our unaudited financial statements. The unaudited adjusted balance sheet data gives effect to the payment of $240,000 in commissions and approximately $200,000 of other estimated offering expenses assuming the minimum offering is completed and the payment of $972,000 in commissions and approximately $200,000 of other estimated offering expenses assuming the maximum offering is completed.

                                                                    Period from
                                                                     January 1,
                                                                        1997
                                                                     inception
                                          Years ended December 31,      to            Nine months ended
                                        -------------------------   December 31,         September 30,
                                            1998          1999          1999          1999          2000
                                        ------------  ------------  ----------------------------------------
SALES                                   $         -   $         -   $         -   $         -   $     9,311
COST AND EXPENSES:
  Professional expenses                     103,073       115,264       238,738        75,211        77,573
  Selling, general and
    administration                          350,592       370,203       810,754       230,973       449,152
  Research and development                   28,331        54,587       137,805        44,924        30,052
                                        ------------  ------------  ------------  ------------  ------------

OPERATING LOSS                             (481,996)     (540,054)   (1,187,297)     (351,108)     (547,466)

OTHER INCOME (EXPENSES)
   Interest expense                               -             -             -             -       (71,000)
  Interest income                            34,936        46,482       106,165        40,331         7,496
  Gain (loss) on marketable equity                -        (4,127)       (4,127)            -        68,980
    securities                          ------------  ------------  ------------  ------------  ------------

                                             34,936        42,355       102,038        40,331         5,476
                                        ------------  ------------  ------------  ------------  ------------
NET LOSS                                $  (447,060)  $  (497,699)  $(1,085,259)  $  (310,777)  $  (547,990)
                                        ============  ============  ============  ============  ============

PRO FORMA BASIC AND DILUTED LOSS
  PER SHARE actual for unaudited
  period ended September 30, 2000      $     (0.04)  $     (0.04)                $     (0.03)  $     (0.04)
                                        ============  ============                ============  ============

PRO FORMA WEIGHTED AVERAGE
  SHARES OUTSTANDING actual for
  unaudited period ended
  September 30, 2000                     12,000,000    12,000,000                  12,000,000    13,216,023
                                        ============  ============                ============  ============


BALANCE SHEET DATA:
                                           Actual           Unaudited     As adjusted   As adjusted
                                      December 31,1999    September 30,     minimum       maximum
                                                              2000
                                      --------------------------------------------------------------
Working capital (deficit)             $         260,360  $     (244,420)  $  3,315,580  $ 14,783,580
Property and equipment                $          37,481  $       65,271   $     65,271  $     65,271
Total stockholders' equity (deficit)  $         301,841  $     (175,149)  $  3,384,851  $ 14,852,851

                                  RISK FACTORS


     An investment in our common stock is speculative and involves a high degree of risk. Only those persons able to lose their entire investment should purchase any of our common stock. Prior to making an investment decision, you should carefully consider all of the information in this prospectus, including the following risk factors.

     OUR AUDITORS HAVE EXPRESSED A SUBSTANTIAL DOUBT AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN IF WE ARE NOT SUCCESSFUL IN SELLING THE MINIMUM NUMBER OF SHARES IN THIS OFFERING.

     At September 30, 2000, we had an accumulated deficit of $751,366 and a net loss for the year ended December 31, 1999, of $497,699 and a loss of $547,990 for the nine months ended September 30, 2000. As a consequence of our losses and liquidity problems, in their report on our financial statements for the year ended December 31, 1999, our auditors expressed a substantial doubt as to our ability to continue as a going concern. We believe that we can meet our capital needs for at least the next 12 months if we sell the minimum number of shares in this offering. However, if we are not successful in selling the minimum number of shares, we may not be able to continue as an operating entity. Even if we raise the minimum offering, there can be no assurance, however, that we will be successful in generating revenues sufficient to meet our expectations, or that if we succeed, such revenues will be sufficient to provide the liquidity we require or allow us to continue as a going concern.

     WE HAVE BEEN ENGAGED PRIMARILY IN RESEARCH AND DEVELOPMENT ACTIVITIES TOWARD THE DEVELOPMENT OF OUR T2000 REUSABLE TROCAR SYSTEM TO DATE AND HAVE NO OPERATING HISTORY. OUR LACK OF OPERATING DATA MAKES PREDICTING OUR FUTURE PERFORMANCE DIFFICULT.

     To date our efforts have been devoted primarily toward the development of the T2000. We have sold only a very limited number of our products and have no operating history upon which you may forecast our business and prospects. Our product is unproven, as are our pricing and marketing models for our products. Further, we have only limited experience in selling our products. As a result of these factors, it is difficult to evaluate our prospects, and our future success is more uncertain than if we had a longer or more proven history of operations.

     OXFORD FINANCIAL GROUP HAS NOT PREVIOUSLY PARTICIPATED IN A PUBLIC OFFERING AND THIS MAY AFFECT OUR ABILITY TO SUCCESSFULLY RAISE THE MINIMUM OFFERING OR AMOUNTS IN EXCESS OF THE MINIMUM OFFERING, OR IN GENERATING INTEREST IN OUR STOCK AFTER THE COMPLETION OF THIS OFFERING.

     The successful completion of this offering will be directly dependent upon the ability of Investors Trading Corp., d/b/a/ Oxford Financial Group, to structure the offering syndicate, manage the offering process, and sell our common stock. This offering is the first public offering that Oxford has participated in, and there is a risk that it may be ineffective in managing the sales process and that this will adversely affect sales of our common stock. As a consequence, we may not raise the minimum offering, or, if we raise the minimum offering, we may not be as successful in raising amounts in excess of the minimum than if we had used a broker-dealer with greater public offering experience. The less we raise in this offering, the less able we will be to respond to unanticipated increases in anticipated expenses or decreases in anticipated revenues and the greater the risk that we will be required to raise additional capital.

     Further, at the conclusion of an offering, underwriters traditionally assist the issuer in gaining attention from the public and securities professionals, such as analysts and brokers. Oxford's lack of public offering experience may also impair its inability to generate interest in us and our common stock, which may adversely affect the development of a trading market for our common stock, making it more difficult for our stockholders to sell their shares and the trading price of our common stock more volatile. Prospective purchasers of the shares of common stock offered should consider the limited experience of Oxford in deciding whether or not to purchase shares in this offering.

     WE WILL HAVE BROAD DISCRETION IN ALLOCATING A SUBSTANTIAL PORTION OF THE PROCEEDS FROM THIS OFFERING AND MAY UTILIZE THEM IN WAYS NOT DISCLOSED IN THIS PROSPECTUS AND WITH WHICH YOU MAY NOT AGREE.

     Our anticipated expenditures as set forth in this prospectus are based upon assumptions that may not prove accurate. The funds allocated for any particular use may be increased, decreased or eliminated, and other uses may be affected accordingly, if we determine, in our discretion, that a reapportionment or redirection of funds is in our best interest. Any reallocation of funds can be expected to adversely affect the funding available for other business activities and may result in our having to raise additional funds.

     WE HAVE UNTIL MARCH 31, 2001, TO RAISE THE MINIMUM OFFERING. IF WE ARE UNSUCCESSFUL IN RAISING THE MINIMUM OFFERING, THE ESCROW AGENT WILL RETURN INVESTOR FUNDS WITH INTEREST. YOU WILL NOT BE ABLE TO DEMAND A RETURN OF YOUR FUNDS PRIOR TO MARCH 31, 2001.


     Subscriber funds will be deposited in an interest bearing escrow account with First Community Bank, Houston, Texas, until we have successfully raised the minimum offering of $4,000,000, at which time the escrow arrangements will terminate and we will be entitled to the funds in the escrow account and all subsequently received funds. We have until March 31, 2001, to raise the minimum offering, assuming we extend the initial offering period as we are permitted to do in our discretion. Subscribers for our shares of common stock will not be entitled to demand a return of their funds held in escrow.

     WE ARE SUBSTANTIALLY DEPENDENT ON THE EFFORTS OF PETER T. O'HEERON, OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER. MR. O'HEERON HAS KNOWLEDGE OF OUR PRODUCTS AND MARKETS THAT WOULD BE DIFFICULT TO REPLACE. WE DO NOT CURRENTLY HAVE AN EMPLOYMENT AGREEMENT WITH MR. O'HEERON.

     Our future success depends to a significant extent on the efforts and abilities of Peter T. O'Heeron, our president and chief executive officer, and to a lesser extent on our other key employees, including our technical and sales personnel. Mr. O'Heeron currently devotes substantially all his time and efforts to NeoSurg although we do not have an employment or non-compete agreement him or these other key personnel and we do not carry key-man or other similar insurance policies on the lives of these individuals and we have no plans to do so. The loss of the services of any of these individuals could harm our business and prospects, particularly if they were to go to work for our competitors.

     DISPOSABLE TROCAR SYSTEMS CURRENTLY DOMINATE THE MARKET AND SOME OF THE MANUFACTURERS OF THESE SYSTEMS HAVE OTHER PRODUCTS AND RELATIONSHIPS THAT MIGHT IMPAIR OUR ABILITY TO SUCCESSFULLY SHIFT DEMAND TOWARDS OUR REUSABLE TROCAR SYSTEM.

     The market for trocar systems is currently dominated by manufacturers of disposable trocar systems. Our business is dependent upon a shift in the market towards our reusable trocar system. Certain of these manufacturers also manufacture products that are passed through, or are used with, trocars, giving them an advantage in their ability to adapt to changes in instrumentation. As a consequence, demand for our trocar system may not develop to a level sufficient to support our continued operations or may develop more slowly than we expect, adversely affecting our financial ability to respond as quickly and effectively to new or emerging technologies and changes in customer or client requirements, our ability to engage in more extensive research and development, undertake farther-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees and strategic partners.

     PURCHASERS OF OUR SHARES OF COMMON STOCK IN THIS OFFERING WILL EXPERIENCE DILUTION OF 96% IF THE MINIMUM NUMBER OF SHARES ARE SOLD IN THIS OFFERING AND OF 86% IF THE MAXIMUM NUMBER OF SHARES ARE SOLD IN THIS OFFERING.


     At September 30, 2000, our net tangible book value per share of common stock was ($0.01). If only the minimum number of shares of our common stock included in this offering are sold, the adjusted net tangible book value per share of our common stock will be $0.24, resulting in immediate dilution of $6.51 per share, or 96%, to purchasers in this offering. If the maximum number of shares of our common stock included in this offering are sold, the adjusted net tangible book value per share of our common stock will be $0.95, resulting in immediate dilution of $5.80 per share, or 86%, to purchasers in this offering.

     EVEN IF WE SELL THE MAXIMUM NUMBER OF SHARES AVAILABLE IN THIS OFFERING, EIGHT STOCKHOLDERS WILL STILL CONTROL 56.2% OF OUR COMMON STOCK.

     Prior to this offering, our officers, directors and 5% or greater shareholders, a total of 8 persons, controlled 66.3% of our common stock. If we are successful in selling the maximum number of shares included in this offering, these individuals will own approximately 56.2% of our common stock. As a consequence, even in the case of our completion of the maximum offering, these individuals collectively will have the ability to control the election of directors and to significantly influence or control corporate policy and shareholders votes regarding mergers or sales of all or substantially all of our assets. See "Principal stockholders."

     WE EXPECT TO RECEIVE NET PROCEEDS OF APPROXIMATELY $3,500,000 TO APPROXIMATELY $14,785,000 IN THIS OFFERING, DEPENDING ON WHETHER WE SELL THE MINIMUM OR MAXIMUM NUMBER SHARES. OUR BELIEF THAT SUCH FUNDS WILL BE SUFFICIENT FOR OUR PURPOSES IS BASED ON ESTIMATIONS OF OUR ANTICIPATED EXPENSES AND REVENUES. IF OUR ESTIMATIONS PROVE TO BE MATERIALLY INACCURATE, WE WILL BE REQUIRED TO MODIFY OUR PLANS AND MAY HAVE TO RAISE ADDITIONAL CAPITAL, WHICH MAY DIMINISH THE VALUE OF YOUR INVESTMENT.

     Based on our current operating plan, we anticipate that the net proceeds of this offering and cash provided by operations will allow us to meet our cash requirements for at least 12 months. See "Management's plan of operation - Milestones and Liquidity and capital resources". Shortfalls in anticipated revenues, increases in anticipated expenses and other factors may, however, dictate that we obtain additional funding. Unplanned acquisition and development opportunities may also arise that would cause us to raise additional capital. If we raise additional capital the ownership percentage of our then existing shareholders may be diluted and the value of their investment may be diminished. Additional financing may not be available when we need it. If adequate funds are not available on acceptable terms, we may be unable to fund our expansion, develop or enhance our products or respond effectively to competitive pressures, which could have a material adverse effect on our business, financial condition and prospects.

     THERE IS CURRENTLY NO PUBLIC MARKET FOR OUR COMMON STOCK AND ONE MAY NOT DEVELOP AS OUR STOCK IS NOT CURRENTLY LISTED OR TRADED ON A SECURITIES EXCHANGE OR AUTOMATED QUOTATION SYSTEM, AND NO MARKET-MAKERS OR SPECIALISTS IN OUR COMMON STOCK. AS A CONSEQUENCE, YOU MAY BE UNABLE TO SELL YOUR SHARES.

     There is currently no public market for our common stock and purchasers of our common stock may be required to hold our shares indefinitely. The development of a public trading market depends upon not only the existence of willing buyers and sellers, but also on the existence of "market-makers" in the over-the-counter market and "specialists" in the securities exchanges. Market-makers and specialists facilitate sales of securities by posting bid and asked prices, matching buyers with sellers, and buying or selling shares for their own account. Currently there are no market-makers or specialists posting quotes for, trading in, or purchasing for their own account, shares of our common stock, and no assurance can be given that any of these activities will commence or, if commenced, will be continued.

     IF A MARKET DEVELOPS FOR OUR COMMON STOCK, IT MAY BE CLASSIFIED AS A "PENNY STOCK", SUBJECTING BROKER-DEALERS TRADING OUR SHARES TO REGULATIONS THAT MAY DEPRESS THE PRICE OF OUR COMMON STOCK AND MAKE IT DIFFICULT FOR YOU TO SELL YOUR SHARES.

     The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Prior to a transaction in a penny stock, a broker-dealer is required to:

     - deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market;

     - provide the customer with current bid and offer quotations for the affected stock;

     - explain the compensation of the broker-dealer and its salesperson in the transaction;

     - provide monthly account statements showing the market value of each penny stock held in the customer's account; and make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

     These requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If our shares of common stock become subject to the penny stock rules, investors may find it more difficult to sell their shares.

                           FORWARD LOOKING STATEMENTS


     This prospectus includes forward looking statements, which appear in a number of places and include statements regarding our plans, beliefs, intentions and expectations. Forward looking statements may be identified by the use of forward looking terminology such as may, will, expects, believe, estimate, anticipate, continues, or similar terms, variations of those terms or the negative of those terms. Actual results or events may differ materially from those suggested by the forward looking statements for various reasons, including the risk factors set forth in this prospectus. Although we believe that our plans, beliefs, intentions and expectations are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, we do not assume responsibility for the accuracy and completeness of forward looking statements after the date of this prospectus.

                                 USE OF PROCEEDS

     The proceeds from the sale of our common stock, before deduction of commissions and offering expenses are expected to be approximately $4,000,000 if the minimum offering of 592,592 shares are sold, approximately $8,000,000 if a mid-range number of 1,185,185 shares are sold, and $16,200,000 if the maximum offering of 2,400,000 shares are sold. The commissions and offering expenses are expected to be approximately $440,000 if the minimum offering of 592,592 shares are sold, approximately $680,000 if a mid-range number of 1,185,185 shares are sold, and $1,172,000 if the maximum offering of 2,400,000 shares are sold. The amount of commissions we will actually pay may vary, as we are required to pay a commission of 5% on sales to purchasers identified by us and 6.75% on all other sales. The foregoing estimates assume sales will fall equally into each commission category.

     The net proceeds from this offering are intended to be utilized as follows:

Application of proceeds                          Minimum          Midpoint          Maximum
----------------------------------------------  ----------       ----------       -----------

Intellectual property/product line acquisition  $  600,000  17%  $1,595,000  22%  $ 4,100,000  27%
Product development                                650,000  18%   1,690,000  23%    2,500,000  17%
Bridge loan repayment                              480,000  13%     480,000   7%      480,000   3%
Marketing and advertising                          425,000  12%     825,000  11%    1,800,000  12%
Additional personnel                               275,000   8%     560,000   8%    2,250,000  15%
Insurance                                           45,000   1%     150,000   2%      175,000   1%
Inventory                                          350,000  10%     600,000   8%    1,100,000   7%
Equipment                                          285,000   8%     520,000   7%      923,000   6%
Working capital and general                        450,000  13%     900,000  12%    1,700,000  11%
      corporate purposes                        ----------       ----------       -----------
                                                $3,560,000       $7,320,000       $15,028,000

     Intellectual property/product line acquisition costs include those associated with acquiring intellectual property or product lines, Our goal is to add products that will provide us with growth prospects, either through acquisition or internal development. Although we have no specific plans or commitments to acquire any product lines or intellectual property at this time, we believe that there are products in the market that can be acquired that would complement and enhance our product offerings. We believe that we will improve our long-term prospects by continuing to diversify our product offerings with instruments that can be used with our trocar system such as graspers, scissors and retractors.

     In considering acquisition prospects, we intend to focus on opportunities that we believe will complement our existing products, enhance and diversify our product mix, and may be sold initially through our existing distribution system to our current customers. We prefer opportunities that are supported by patents or patents pending although we will consider opportunities that are not supported by patents or patents pending if we believe we can successfully gain market share and compete without such protection.

     Product development costs include those associated with developing a closure device to be used in conjunction with the T2000 along with improvements or modifications to the T2000, and in the event we raise more than the minimum offering amount, the costs associated with developing acquired or internally developed instruments that complement our trocar system.

     Bridge loan repayment costs are associated with a bridge loan for $505,000 that we received in May 2000. The proceeds from the bridge loan are being used to expand our sales efforts. As of the date of this prospectus, $165,000 of the loan proceeds remain.


     Marketing and advertising costs consist primarily of costs associated with our efforts to increase sales of our trocar system. We intend to use primarily print advertising and direct contacts with hospital administrators. We expect to market the T2000 only in Texas in the event the minimum offering is raised and to proportionally expand the scope of our marketing efforts if more than the minimum amount is raised.

     Additional personnel costs include costs associated with hiring and training and the ongoing salaries and benefits of, personnel necessary to satisfy our growth. In the event that we sell the maximum number of shares in this offering, we believe that we will significantly increase our marketing efforts and, as a result, our operations. Consequently, we expect that our personnel needs would increase significantly, including the possible need for additional executive officers. If we sell the minimum number of shares in this offering, we will likely increase our operations less significantly and our personnel needs will grow to a lesser degree.

     Insurance costs represent those costs associated with product liability insurance. In the event we sell close to the maximum number of shares in this offering, we believe we can significantly increase the distribution of our instruments, thus increasing the need for additional insurance. If we sell the minimum number of shares in this offering, we will likely require a lesser amount of insurance coverage.

     Inventory costs consists of the supply of instruments we feel will be needed to fill anticipated orders. In the event we sell close to the maximum number of shares in this offering, we believe we may significantly increase the distribution of our instruments, thus increasing the need for additional instruments. If we sell the minimum number of shares in this offering, an increase in our sales would likely be smaller and our inventory needs grow to a lesser degree.

     Equipment costs represents additional office computer equipment and prototyping machinery such as computer lathes and rapid prototyping equipment. In the event we sell close to the maximum number of shares in this offering, and we significantly increase our product development programs, we intend to develop our own in-house prototyping capabilities that will benefit us by reducing the time and costs we currently spend on prototypes. If we sell the minimum number of shares we will expand our prototyping activities to a lesser degree.

     Working capital and general corporate purposes represent funds reserved to cover unanticipated costs including, but not limited to, professional fees, rent, employee salaries, and other operating expenses.

     The amounts set forth above are estimates. The actual amount expended to finance any item above may be increased or decreased if we determine that such estimates were too high or too low based on our actual experience, or if a change in our financial position requires us to reassess our financial plans and we believe a reapportionment or redirection of funds would be in our best interests. The level and timing of expenditures necessary for each of the intended uses described above will depend upon numerous factors, including the progress of our product development activities, the timing and amount of revenues resulting from our operations and changes in competitive or technological conditions in our industry. If the minimum amount is raised, our expansion plans will be limited.

     We anticipate that the net proceeds of this offering, even on a minimum basis, together with our projected revenues from our operations, will be sufficient to fund our operations and capital requirements for at least 12 months following this offering. There can be no assurances however, that such funds will not be expended earlier due to unanticipated changes in economic conditions or other circumstances that we cannot foresee. If our plans change or our assumptions change or prove to be inaccurate, we could be required to seek additional financing.

     Pending use of the proceeds from this offering as set forth above, we may invest all or a portion of such proceeds in marketable securities, short-term, interest-bearing securities, U.S. Government securities, money market investments and short-term, interest-bearing deposits in banks.

                                 DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock. We do not intend to declare or pay any dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business.

                                 CAPITALIZATION

     The following table sets forth our capitalization (i) at September 30, 2000, and, (ii) as adjusted to give effect to the sale of the minimum number of 592,592 shares of common stock offered and to the sale of the maximum number of 2,400,000 shares of common stock offered at an offering price of $6.75 per share, and after the application of the net proceeds of such sale as described in "Use of Proceeds."

                                                      September 30, 2000 (unaudited)

                                                                      As adjusted
                                                               -------------------------
                                                     Actual      Minimum      Maximum
                                                   ----------  -----------  ------------
Stockholders' equity (deficit):
Common stock, no par value per share;
   20,000,000 shares authorized; 13,248,524 shares
   issued and outstanding; 13,841,116 shares issued
   and outstanding, assuming the minimum number of
   shares are sold, 15,648,524 shares issued and
   outstanding, assuming the maximum number of
   shares are sold                                 $ 576,217   $4,136,217   $15,604,217
Deficit accumulated during development stage        (751,366)    (751,366)     (751,366)
                                                   ----------  -----------  ------------
Total stockholders' equity (deficit)               $(175,149)  $3,384,851   $14,852,851
                                                   ==========  ===========  ============

                                    DILUTION

     Our net tangible book value (deficit) at September 30, 2000, was $(175,149) or ($0.01) per share of common stock. Net tangible book value per share represents the amount of total tangible assets less liabilities, divided by 13,248,524, the number of shares of our common stock outstanding at September 30, 2000. After giving effect to the sale of 592,592 shares, if the minimum number of shares offered are sold or 2,400,000 shares if the maximum number of shares offered are sold, our adjusted net tangible book value at September 30, 2000, would be $3,384,851, or $0.24 per share, in the event that the minimum number of shares offered are sold and $14,852,851, or $0.95 per share, in the event that the maximum number of shares offered are sold.

     Our existing stockholders will realize an immediate increase in net tangible book value of $0.25 per share, in the event the minimum number of shares are sold, and $0.96 in the event the maximum number of shares are sold and new investors will realize an immediate dilution of $6.51 per share, or 96%, in the event that the minimum number of shares offered are sold, and $5.80 per share, or 86%, in the event that the maximum number of shares offered are sold. The following table illustrates per share dilution before deduction of consulting fees, commissions and other offering expenses:

                                                               Minimum    Maximum
                                                              ---------  ---------
Assumed public offering price per share of common stock
offered                                                       $   6.75   $   6.75
                                                              ---------  ---------
Net tangible book value per share before offering. . . . . .     (0.01)     (0.01)

Increase per share attributable to new . . . . . . . . . . .      0.25       0.96
investors                                                     ---------  ---------

As adjusted net tangible book value per share after offering      0.24       0.95
                                                              ---------  ---------

Dilution per share to new investors. . . . . . . . . . . . .  $   6.51   $   5.80
                                                              =========  =========

     The following tables summarize the relative investments of investors related to this offering and our current stockholders, in the event the minimum or the maximum number of shares offered are sold at a per share offering price of $6.75, before deduction of consulting fees, commissions and other offering expenses:

Minimum:                                                  Current
--------                                                 stockholders    Public investors      Total
                                                       ------------------------------------------------

Number of shares of common stock purchased. . . . . .     13,248,524             592,592    13,841,116
Percentage of outstanding common stock after                      96%                  4%          100%
Offering. . . .
Gross consideration paid. . . . . . . . . . . . . . .  $   1,387,100   $       4,000,000   $ 5,387,100
Percentage of consideration paid. . . . . . . . . . .             26%                 74%          100%
Average consideration per share of common stock . . .  $         .11   $            6.75   $       .39

Maximum:                                                 Current
--------                                                 stockholders    Public investors      Total
                                                       ------------------------------------------------
Number of shares of common stock purchased. . . . . .     13,248,524           2,400,000    15,648,524
Percentage of outstanding common stock after offering             84%                 16%          100%
Gross consideration paid . . . . . . . . . . . . . .   $   1,387,100   $      16,200,000   $17,587,100
Percentage of consideration paid . . . . . . . . . .               8%                 92%          100%
Average consideration per share of common stock. . .   $         .11   $            6.75   $      1.14

                         MANAGEMENT'S PLAN OF OPERATION


PLAN  OF  OPERATIONS

     We are a development stage medical device company. From 1997 through 1999, we have been involved in the development, prototyping and testing of our T2000 Reusable Trocar System. During this period, we used funds from private placements of debt and equity securities to fund development and secure patents on the T2000, and to acquire one additional patent from a third party. The predecessor to NeoSurg Technologies, Inc., was T2000, LP, a limited partnership formed in 1997 to develop the T2000. In September of 1999, T2000, LP, converted into a Texas corporation and was renamed NeoSurg Technologies, Inc. All interests in the limited partnership were converted into common stock of NeoSurg in the same relative percentages as held by the partners of T2000, LP.

     Subsequent to August 31, 2000, we completed our first production run of the T2000 and have sold approximately $9,000 of replaceable tips to two facilities. The remaining units from our first production run have been placed in inventory.

     Our market efforts have focused on demonstrations of the T2000 and discussions of the potential savings it offers with a limited number of hospitals. We believe that capitated healthcare reimbursement is motivating hospital executives to find ways to lower costs. Over the past few years, reimbursement for healthcare has shifted from a fee-for-service model to capitation. Under a capitated system, an insurance company or government pays a predetermined rate for each procedure and it is incumbent upon the hospital to reduce procedure costs to maintain or improve its profit margins. Improving operating efficiencies and reducing the cost of supplies and instrumentation are means by which profit margins may be maintained or improved and we believe that the T2000 offers cost savings over the disposable trocar systems in general use.

     We intend to expand the distribution of our products using regional distributors, independent sales representatives and direct sales representation where necessary. We currently have a distribution arrangement for the State of Texas with Klein Surgical of San Antonio. Klein Surgical has sales representatives in San Antonio, Houston, and Dallas and covers the entire state from these territories. We intend to use the proceeds for this offering to market the T2000 on a regional basis if we raise only the minimum proceeds and on a national basis if we raise the maximum, and increase our inventories to supply the anticipated demand for the product, as well as to meet our other capital requirements as detailed elsewhere in this prospectus.

      We believe in the long-term value of research and expect to continue to incur substantial research and development costs in the future in connection with the further research, development and manufacturing of products for use in clinical testing. We have, for example, licensed a patent from a physician that will begin development within three months of the closing of the offering. This patent describes a closure device for laparoscopic wounds created by trocars. While these wounds are small, they may need internal suturing. The device uses two hook shaped needles to align the sutures without the need of additional trocars and we believe it will operate more efficiently than existing systems by reducing the number of steps required to suture a wound site.

     We also expect that our general and administrative costs, including patent and regulatory costs, manufacturing costs, marketing and sales costs will increase in the future. We expect that our selling, general and administrative expenses will increase in connection with the expansion of our efforts to increase awareness of the benefits of the T2000 among both the medical community and the purchasing decision makers at large.

RESEARCH  AND  DEVELOPMENT  EXPENSES

     Research and development expense increased by $26,256 or 93% from $28,331 in 1998 to $54,587 in 1999, primarily as a result of increased testing and prototyping fees. Professional expenses increased by $12,191, or 12%, from $103,073 in 1998 to $115,264 in 1999 as a result of increased expense associated with the prosecution of patent applications, subcontracting for some engineering fees and instrument design.

     Research and development expenses decreased $8,872 or 19.7% from $44,924 during the nine months ended September 30, 2000, to $36,052 during the comparable period in 2000. This decrease was due to the reduction in first quarter spending on product design and development.

OPERATIONS  FOR  THE  NEXT  TWELVE  MONTHS

     We have begun to market the T2000, the first product resulting from our research and development efforts. If we raise the minimum amount in this offering we intend to use approximately $700,000 of the proceeds for marketing and additional personnel to provide for the introduction of the T2000 on a regional basis. If we raise the maximum amount, we intend to use approximately $3,925,000 to expand distribution to a national level. We currently have four full-time employees and two contract employees in the areas of design, sales, and administration. Our management consists of one full-time employee. We intend to hire additional design, financial, marketing, sales and administrative personnel over the next twelve months, as we deem necessary and as our financial condition permits.

     We intend to offer three options to hospitals that wish to use the T2000: purchase, lease, or equipment placement. Under each option we intend to bill and receive payment within 30 days. Under the equipment placement model we will charge a premium for our replaceable surgical tips to amortize the cost of the instruments. In the other two models we will receive instrument payments prior to installation. The equipment placement model has been developed previously as a means to place our trocar systems in hospitals off-budget, or between capital budgeting cycles.

     Our operating expenses depend on several factors, including our level of research and development expenses. We intend to spend up to $650,000 for product development in the event we raise the minimum in this offering and $2,500,000 in the event we raise the maximum in this offering, however, our actual expenses will depend on the progress and results of our product development efforts, which we cannot predict. We may, in some cases, be able to control the timing of development expenses in part by accelerating or decelerating testing and clinical trial activities. As a result of these factors, we believe that period-to-period comparisons in the future not necessarily be meaningful and should not be relied upon as an indication of future performance.

MILESTONES

     The following table outlines the principal steps we intend to take during the first year following the completion of this offering to reach our business and financial objectives. The first month begins upon closing of the minimum number of shares offered. These are estimates of both time and dollar amounts given current information. The cost is a range of the minimum and maximum of the offering. The actual time frames and expenditures are likely to change as the business progresses resulting from the business' growth rate, demands on management's time, unanticipated problems and delays and other unforeseen circumstances or occurrences.

                                                                 When           Approximate cost to
Event or milestone          Method of achievement                accomplished   complete
---------------------------------------------------------------------------------------------------
A.  Hire additional         Recruit and hire additional          Month 1-6     275,000 - $2,250,000
    personnel               personnel in the areas of sales,
                            finance, design, manufacturing
                            and administration

B.  Order additional        Place purchasing contract with       Month 1       350,000 - $1,100,000
    inventory               vendors

C.  Marketing activities    Create and display advertisements    Month 2-6     425,000 - $1,800,000
                            and trade show displays in
                            targeted markets

D.  Initiate distribution   Identify distributors in target      Month 2-6     $25,000 - $75,000
    network                 markets and enter into distribution
                            agreements

E.  Initiate a new product  Identify emerging trends to          Month 3-12    650,000 - $2,500,000
    development             maximize complimentary products
    program                 and leverage with product line
                            acquisition


     The following discussion should be read in conjunction with the historical financial statements, including the notes that might be found elsewhere in this prospectus.

LIQUIDITY  AND  CAPITAL  RESOURCES

     To date we have been funded by our founders and a small number of private investors. These funds have been utilized to develop, test and refine the T2000, which has been completed successfully at this time.

     On December 31, 1999, we had cash, cash equivalents and marketable securities of $277,879. On September 30, 2000 we had cash, cash equivalents and marketable securities of $165,061. On March 31, 2000, we obtained a bridge loan in the amount of $130,000, which matures on December 1, 2000, and carries an interest rate of 10%. As of September 30, 2000, the outstanding principal balance is $110,000. On May 3, 2000, we obtained a bridge loan in the amount of $375,000, which carries a one-year maturity and an interest rate of 16%. We can prepay these notes at any time without penalty. During the periods reported, we had sufficient cash balances to support our business. We believe that our existing liquid assets and cash generated from year 2000 operations, plus the proceeds from this offering, if any, should be sufficient to meet our currently anticipated liquidity and capital expenditure requirements for at least 12 months. There can be no assurance, however, that we will be successful in generating revenues sufficient to meet our expectations, or that if we succeed, such revenues will be sufficient to provide the liquidity we require or allow us to continue as a going concern. In such event, we may be required to obtain additional financing which may consist of equity or debt. There can be no assurances that we will be able to obtain additional financing, or if available, that such financing will be on terms acceptable to us.

     We have only a limited operating history upon which an evaluation of our prospects can be based. As a development stage company, we have incurred expenses related to development and testing the T2000. We must raise additional capital through this offering to bring the T2000 to market, to fund the development of a closure device complimentary to the T2000, and to pursue new opportunities. If we are unsuccessful in this offering, we may not continue as a going concern. If we are unsuccessful in this offering, we may seek private debt or equity funding to supplement current resources.

     The risks, expenses and difficulties encountered by companies at an early stage of development must be considered when evaluating our prospects. To address these risks, we must, among other things, successfully market and sell the T2000, develop successful new products, secure all necessary proprietary rights, respond to competitive developments, and continue to attract, retain and motivate qualified persons.

     We may accept subscriptions for the sale of shares to investors if at least 592,592 shares have been sold. In the event we sell only such minimum amount, we will not be able to develop our business as rapidly as if more shares were sold and will be required to rely more heavily on our internal growth and/or bank or other financing for our expansion.


     Unplanned acquisition and development opportunities may also arise that would cause us to raise additional capital. If we raise additional capital through the sale of equity, including preferred stock and/or convertible debt securities, the percentage ownership of our then existing shareholders will be diluted. Additional financing may not be available when we may need it. If adequate funds are not available on acceptable terms, we may be unable to fund our expansion, develop or enhance our products or respond to competitive pressures. This limitation could have a material adverse effect on our business, financial condition and results of operations.

INCOME  TAXES

     Through September 16, 1999, we were a limited partnership and not subject to federal and state income taxes. Accordingly, income and losses were reported on the personal income tax returns of our partners. Effective September 16, 1999, we converted from a Texas limited partnership to a Texas corporation. The minimum regular federal income tax rate is currently 34%. At present, Texas does not impose income taxes on corporations but does impose a business and franchise tax on corporations conducting business in the State of Texas based on taxable income allocable to business done in Texas.

SEASONALITY

     The healthcare markets are characterized by capital budgeting cycles that typically occur prior to the end of a facility's designated fiscal year. For example, a facility with a fiscal year ending June 30 would typically make their purchasing decisions in April or May and a facility with a fiscal year ending in December would make their purchasing decisions in October and November. If a capital item such as our T2000 is not budgeted during these periods, it is likely the facility will postpone their decision until the next purchasing cycle. We have developed a program that allows us to place our instruments in facilities at no initial cost to the customer while permitting us to recoup our costs by increasing the price of our disposable surgical tips. Nevertheless, there can be no assurance that we will avoid seasonal purchasing effects or achieve consistent growth or profitability on a quarterly or annual basis.

INFLATION.

     We believe that inflation has generally not had a material impact on our operations.

                                    BUSINESS

OVERVIEW

     Surgery has traditionally required making large incisions, 12 to 24 inches long. These incisions, and the significant dissection required to allow the surgeon to visualize the operative area, are the aspects of surgery that cause most of the post-operative pain felt by patients and contribute to slow patient recovery.

     Laparoscopic surgery is a technique that allows the surgeon to perform a surgical procedure through multiple small incisions with the aid of a video camera and special instruments. Laparoscopic surgery is also called minimally invasive or keyhole surgery.

     In laparoscopic surgery, a sharpened tip of a trocar is used to create a small puncture in the body of the patient. The trocar then provides a portal through which instruments can be passed during surgery instead of looking directly at the part of the body being treated, the physician monitors the procedure using a special video camera system called a laparoscope inserted through one of the trocars used for the procedure. Using a thin tubular telescope and a tiny high-resolution video camera, the surgeon can see, on a TV monitor, the inside of the abdomen. Other trocars are then inserted into the body through which long, slender instruments are inserted to conduct the actual surgical procedure. This method of surgery can result in better visualization of the operative site than traditional methods, allowing for more precise work.

     Laparoscopic surgery was successfully introduced for gynecological procedures in the early 1970's. Since 1988, when laparoscopy was first used for cholecystectomy, or gallbladder removal, patient demand has contributed to a rapid expansion in the number of laparoscopic procedures performed. The impetus for its growth has been decreased invasiveness and its resultant advantages, including shorter hospital stays, reduced postoperative pain, fewer post-operative complications, quicker patient recovery, earlier return to work and routine activities of daily living and greater cost effectiveness. Laparoscopy is the predominate surgical method used for gallbladder removal, appendix removal, hernia repair, anti-reflux surgery, bowel resection and hysterectomy. For example, today, 95 percent of gallbladder removals are performed laparoscopically, according to Millennium Research Group, US Laparoscopy Report 1999 & 2000. New technologies, such as three dimensional imaging and intra-operative ultrasound, are providing surgeons with a better view of internal structures, all the approach to be adapted successfully for many other types of surgery.

     Trocars are used in all laparoscopic procedures and the average number required per procedure is four. Ethicon Endo-Surgery and Tyco-US Surgical have dominated the trocar market for the past 10 years with convenient, disposable trocar systems.

     We believe there is a greater awareness in the healthcare industry today of the need to reduce costs and an increased willingness to embrace alternatives to traditional methods of doing business as the result of changes in reimbursement from third party payors. We intend to address the needs of customers who seek solutions to the rising cost of surgical services by providing a high quality trocar that reduces the cost of each procedure.

     The T2000 is designed to combine the convenience of a disposable trocar with the cost savings and quality of a reusable by providing a consistently sharp replaceable tip, a reliable shielding mechanism for the tip, quality construction, state of the art materials, interchangeability and easy disassembly for sterilization.

OUR  FORMATION

     The predecessor to NeoSurg Technologies, Inc., was T2000, LP a Texas limited partnership formed in 1997. In September of 1999, T2000, LP, converted into a Texas corporation and was renamed NeoSurg Technologies, Inc. NeoSurg Technologies issued an aggregate of 12,000,000 shares of common stock to the limited partners and the general partner of T-2000, L.P. in connection with the conversion. All interests in the limited partnership were converted into common stock of NeoSurg in the same relative percentages as held by the partners of T2000, LP. No cash consideration was received for these shares. In February 2000, Moser Medical, Inc., the former general partner of T2000, LP and a shareholder of NeoSurg, was merged with and into NeoSurg, and converted into common stock in the same relative percentage as it held in T2000, LP, with NeoSurg being the surviving entity.

THE  MARKET

     The overall market for all laparoscopy products stood at $686.4 million in 1998. Of that amount, $229 million was attributed to trocars. The number of laparoscopic procedures performed in the United States in 1998 was 1,883,000 and is projected to grow to 2,303,300 by the year 2003, according to data from the Millennium Research Group, US Laparoscopy Report 1999 & 2000. The aging of the "baby-boomers" is expected to lead to increased usage of the healthcare system and contribute to the growth in this market.

     Of these, the most common procedures are: cholecystectomy, appendectomy, hernia repair, anti-reflux, bowel resection, hysterectomy, and sterilization. Up to four individual trocars are used in each of these procedures.

CHANGES  IN  THE  MARKET

     A significant development in the marketplace recently has been increasing financial pressure on hospitals resulting from capitated reimbursement, which is affecting product selection, according to the Millennium Research Group, US Laparoscopy Report 1999 & 2000. Historically buyers in this market have been concerned with convenience and cost has been a secondary consideration in individual instrument purchases. Because of the evolution of reimbursement from cost based reimbursement to capitation, many hospitals are searching for ways to reduce the procedural cost, inventory increase, and waste associated with disposable instrumentation. ALTHOUGH DISPOSABLE PRODUCTS USED TO BE PROFIT-CENTERS AS A RESULT OF MARK-UPS ON EACH ITEM USED IN A SURGICAL
PROCEDURE,  THEY  ARE  NOW  COST-CENTERS  BECAUSE  OF  CAPITATED  REIMBURSEMENT.

     As a consequence, hospitals are forming internal committees charged with the sole purpose of identifying disposable products that can be converted to reusable products. While reusable instrumentation currently only commands 2% of the market, sales have been increasing over the past 2 years according to Millennium Research Group, US Laparoscopy Report 1999 & 2000. Growth in reusable instruments is expected to continue for the foreseeable future.

     The market for trocar systems is dominated by manufacturers of disposable trocar systems. Our business is dependent upon a shift in the market towards our reusable trocar system. The demand for reusable trocar systems may not develop to a level sufficient to support our continued operations or may develop more slowly than we expect, adversely affecting our business and prospects.

COMPETITION

     While there are many firms competing in this industry, competition is dominated by disposable trocar manufacturers Ethicon Endo-Surgery and, to a lesser extent, Tyco-US Surgical. In the reusable market the leader is Karl
Storz. Storz's trocars require resharpening of the tip which requires their customers to create an infrastructure or logistics program to track the number of uses of the trocar so it can be returned for sharpening at the appropriate time.

     While each of our competitors possesses strengths and weaknesses, their primary advantage is market share and greater technical and financial resources. These strengths can be expected to allow them to respond more quickly and effectively to new or emerging technologies and changes in customer or client requirements, as well as engage in more extensive research and development, undertake broader marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees and strategic partners.

     Our industry is characterized by rapid technological change, frequent new product and service introductions, short development cycles and evolving industry standards. We may incur substantial costs to modify our products to adapt to these changes and to maintain and improve the performance, features and reliability of our products.

DISPOSABLE  VERSUS  REUSABLE

     The debate about the merits of reusable versus disposable trocar instruments has been ongoing throughout the evolution of the laparoscopy products industry. In the U.S., disposable trocars took an early lead and are still much more prevalent domestically than anywhere else in the world. In some European countries, including Germany in particular, disposables are widely shunned because of their costs. In the U.S., the trend since the mid 1990s, has been towards greater acceptance of reusables.

     Disposable trocars have gained market share because of their convenience, safety features, and consistent penetration force due to a sharp tip with each use. Reusable trocars have maintained their position as a result of the quality of their workmanship and cost savings, but they have traditionally lacked tip shielding features, a consistently sharp tip for each puncture and have created a logistical burden for customers. We believe the T2000 combines the advantages of disposable and reusable trocars in one instrument.

TARGET  MARKET  AND  CUSTOMERS

     We believe we can successfully enter the market with our reusable trocars. We believe that hospitals will find the cost benefits of our trocar compelling enough that we will be able to build sales and establish a market position. We have evaluated the T2000 in various hospitals with over 50 different surgeons and indications are that there is significant interest in utilizing this instrument.

     Our target market is the hospital chief executive officer and chief financial officer. We believe that the T2000 will be the first surgical instrument introduced at the senior management level. Our personnel have significant experience in hospitals and healthcare administration and have developed relationships at the executive level. The chief executive officer and chief financial officer are usually the primary decision makers with respect to capital purchases, generally items over $5,000. Surgeons and nurses are also critical to our success and gaining their approval of the clinical effectiveness of the T2000 is important.

     When our product is installed in the hospital and we have developed a purchasing relationship with the customer we will offer discounts on our trocars and replaceable tips if hospital administrators sign up their member hospitals. This concept has been explained to the facilities in which we are currently conducting clinical evaluations and the interest level appears strong. If the sales contact has the flexibility to make purchasing decisions but cannot divert capital budget funds, we will offer to place the instruments in the facility at no cost and amortize the purchase price through a 3-5 year tip-purchasing contract.

     To improve operating efficiencies, hospitals have been reducing their lists of vendors and consolidating their purchasing to a few larger suppliers and group purchasing organizations. They have also become increasingly demanding of their suppliers, for example insisting that all vendors institute some type of just-in-time inventory to shift the inventory burden away from the hospital. This means that we may need to be successful in convincing hospitals to purchase our products "off-contract", and enroll their assistance to gain a presence in the larger Group Purchasing Organizations, or GPOs. Most GPOs have focused on disposable instruments but we believe significant market opportunities exist for reusables instruments. Further, because only the tips of our instruments are replaced, we can offer hospitals lower inventory levels and reduce the physical space allocated to trocars.

SALES  AND  MARKETING

     Our marketing strategy will be based upon an in-person sales effort. We will present our T2000 product principally to hospital executives. The primary sales focus will be cost savings without a major capital expenditure or extensive learning curve. Essentially, a hospital can transition to the T2000 after just one training session with the hospital reprocessing staff. It is anticipated that this benefit will appeal to hospital administrators and motivate them to guide the product through clinical evaluations with their endorsement.


     Other marketing activities will include advertising and publicity geared towards encouraging the hospital administrators of potential customers to meet with our salespeople and allow them to perform a quick cost/benefit analysis. The overall direction of our marketing will be to rapidly open new accounts, acquire new customers, insure that we achieve our sales goals, increase our visibility in the marketplace, and differentiate us from our competition. We intend to achieve this through a marketing program that emphasizes the T2000's strengths and benefits over other systems. Our marketing approach to operating room directors will be through appearances at trade shows and follow-up using local sales representatives.


     Our advertising in trade journals will focus on periodicals read by administrators, chief financial officers, and operating room directors. The more prominent publications directed to this market are Modern Healthcare, Hospitals, and American College of Obstetrics and Gynecology.

WORLD  WIDE  WEB

     We intend to promote our business with a World Wide Web site. On the site we will offer product information, service information, basic information about our business, suggestions on how to use our product more effectively, and other information of interest to potential customers, including links to related sites and information on how to reach us. We will promote our Web site on all our literature, business cards and on our stationary. We also intend to make our products available through the internet and via business-to-business web sites that specialize in the healthcare sector to capitalize on the anticipated e-commerce growth in the purchase of healthcare products.

TRADE  SHOWS

     We  intend  to  have  a  booth  at  the  following  trade  shows:

          -    American College of Surgeons, ACS,
          -    American College of Obstetrics and Gynecology, ACOG, and
          -    American Operating Room Nurses Association, AORN.

     Dr. Hickman, our medical affairs consultant will attend these shows and demonstrate the T2000 to his fellow physicians and answer any questions they may have. Pete O'Heeron will also market to hospital administrators through the national and local chapters of the American College of Healthcare Executives or ACHE. Mr. O'Heeron has reached the level of Certified Healthcare Executive/Diplomat the second highest certification in ACHE.

     We intend to use direct mail advertising targeted to hospital administrators, operating room directors and nurses in decision-making positions in advance of a trade show, utilizing a list of names and addresses generated from the trade show organizer's registration rolls that would include informational pieces regarding our booth location and a request that they stop by while they are attending the trade show.

INTELLECTUAL  PROPERTY

     We regard our patents, copyrights, service marks, trademarks, trade secrets, proprietary technology and similar intellectual property as critical to our success, and we rely on trademark and copyright law, trade secret protection and confidentiality and license agreements with our employees, customers, independent contractors, partners and others to protect our intellectual property rights. The original inventor of the T2000 was Philip Wolf. Mr. Wolf assigned this patent to Moser Medical in the spring of 1997. We currently own six patents relating to the reusable trocar. In addition to these patents, a patent relating to a closure device has been licensed from a third party. There can be no assurance that the steps we have taken to protect our proprietary rights will be adequate or that third parties will not infringe, reverse engineer or misappropriate our patents, copyrights, trademarks, trade dress and similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims, including patent infringement claims, in which case we may have to defend or protect our patents at potentially significant cost.

     We have applied for registration of certain trademarks in the United States and may apply for registration in the United States for other trademarks and service marks. We may not seek or achieve effective patent, trademark, service mark, copyright and trade secret protection in every country in which the our products and services are made available.

     Below is a table containing summary information regarding our the patents And trademarks, both issued and pending:


APPLICATION
    OR                              DATE FILED
PATENT NO.   PATENT TITLE           OR ISSUED                       SUMMARY
-----------------------------------------------------------------------------------------------

  6,106,539  Trocar with             8/22/2000  This patent covers an obturator with a
             Removable,                         removable and replaceable tip along with
             Replaceable Tip                    geometry, which makes it easier to remove.
-----------------------------------------------------------------------------------------------
  5,342,379  Safety Scalpel          8/30/1994  We hold an exclusive worldwide license and are
                                                in the process of reviving this patent.
-----------------------------------------------------------------------------------------------
  5,810,863  Trocar Including an     9/22/1998  This patent covers a trocar with a removable
             Obturator with a                   knife attached to the obturator using a pin.
             Removable Knife
-----------------------------------------------------------------------------------------------
  5,697,947  Trocar Obturator       12/16/1997  This patent covers a trocar with a removable
             Including a Removable              knife attached to the obturator using a slotted
             Knife                              fitting.
-----------------------------------------------------------------------------------------------
  5,782,845  Trocar Site Suturing    7/21/1998  Relates to a device used to close the trocar
             Device                             wound site.
-----------------------------------------------------------------------------------------------
  6,099,544  Safety Shielded,        8/08/2000  This patent relates to patent #5,697,947
             Reusable Trocar                    centering on the safety shielding mechanism.
-----------------------------------------------------------------------------------------------
 09/256,009  Trocar                  2/23/1999  This patent is pending and features a locking
                                                shield mechanism.
-----------------------------------------------------------------------------------------------
 09/295,251  Safety Shielded,        4/20/1999  We have been notified that this patent will be
             Reusable Trocar                    allowed.  This patent centers on the shielding
                                                mechanism in conjunction with the obturator.
-----------------------------------------------------------------------------------------------
 09/517,774  An Obturator             3/3/2000  This patent is pending and relates to the tip
             Assembly                           connection.
-----------------------------------------------------------------------------------------------
 75/816,723  "T2000" Trademark       10/6/1999  This trademark application is pending.
-----------------------------------------------------------------------------------------------
 75/816,721  "NeoSurg" Trademark     10/6/1999  This trademark has been approved for
                                                registration.
-----------------------------------------------------------------------------------------------
 75/816,715  "T2200"                 10/6/1999  This trademark has been published for
                                                opposition.
-----------------------------------------------------------------------------------------------

     We have registered the domain name "neosurg.com" and "neosurg.net". The regulation of domain names in the United States and in foreign countries is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. The relationship between regulations governing domain names and laws protecting trademarks and similar intellectual property rights is unclear. As a result, we could be unable to prevent third parties from acquiring domain names that infringe on or otherwise decrease the value of our trademarks and other proprietary rights. We have no knowledge of any companies in other countries using domain names that infringe on our trademarks.

STRATEGY

     We believe the T2000 positions us to take advantage of new cost cutting trends in the healthcare market. The particular trend we believe will benefit us is the need for hospitals to reduce cost without sacrificing clinical quality.

     Because we are competing in a marketplace and industry where change is the norm and not the exception, we will be required to evaluate the success and effectiveness of all aspects of our strategy on an on-going basis. It is likely that minor aspects of our strategy or product positioning will change frequently. We will also need to continually assess the talent of our sales staff and manage their efforts on a daily basis. Weakness in our sales program would have a long-term detrimental impact on our business. To assist us in preparing a well-trained and highly motivated sales force we will need to fill the position of national sales manager in the next several months.

     Currently, we have one other product we will begin developing in the next few months that will compliment the T2000. We have acquired an exclusive license to a patented technology that makes closing the trocar wound site simple and quick for the surgeon by reducing the number of steps necessary to close the larger trocar incisions. Using an incision plug and two specially designed suture needles, the surgeon links both needles and feeds the suture material through to close the incision. We expect that this product will be complimentary to the T2000.

MANUFACTURING

     We currently use two outside vendors to manufacture the T2000. Both vendors have experience in reusable medical instruments and have good reputations. We believe these vendors will be able to service our projected production runs and that alternative vendors are available if necessary. If our third-party manufacturers refuse or are unable to produce our products on a timely basis or at all, or if we experience a termination or are required to modify the material terms our third party manufacturing arrangements, we may be unable to deliver products to our customers on a timely basis or may incur more cost in doing so. Higher third party manufacturing costs might lead to higher product prices or lower profit margins, or both, which may adversely affect our sales and our financial performance.

REGULATORY  MATTERS

          Before we can market new products in the United States we must obtain clearance from the United States Food and Drug Administration, or FDA. If the FDA concludes that any of our products do not meet the requirements to obtain clearance of a pre-market notification under Section 510(k) of the Food, Drug and Cosmetic Act, then we would be required to file a pre-market approval application. The approval process for a pre-market approval application is lengthy, expensive and typically requires extensive preclinical and clinical trial data. We may not obtain clearance of a 510(k) notification or approval of a pre-market approval application with respect to any of our future products on a timely basis, if at all. If we fail to obtain timely clearance or approval for our products, we will not be able to market and sell our products, which will limit our ability to generate revenue. We may also be required to obtain clearance of a 510(k) notification from the FDA before we can market certain previously marketed products which we modify after they have been cleared. We have made certain enhancements to our currently marketed products, which we have determined do not necessitate the filing of a new 510(k) notification. However, if the FDA does not agree with our determination, it will require us to file a new 510(k) notification for the modification and we may be prohibited from marketing the modified device until we obtain FDA clearance.

     The FDA also requires us to adhere to current good manufacturing practices regulations, which include production design controls, testing, quality control, storage and documentation procedures. The FDA may at any time inspect our facilities to determine whether adequate compliance has been achieved.
Compliance with current good manufacturing practices regulations for medical devices is difficult and costly. In addition, we may not continue to be compliant as a result of future changes in, or interpretations of, regulations by the FDA or other regulatory agencies. If we do not achieve continued compliance, the FDA may withdraw marketing clearance or require product recall. When any change or modification is made to a device or its intended use, the manufacturer may be required to reassess compliance with current good manufacturing practices regulations, which may cause interruptions or delays in the marketing and sale of our products. Sales of our products outside the United States are subject to foreign regulatory requirements that vary from country to country. The time required to obtain approvals from foreign countries may be longer or shorter than that required for FDA approval, and requirements for foreign licensing may differ from FDA requirements.

     The federal, state and foreign laws and regulations regarding the manufacture and sale of our products are subject to future changes, as are administrative interpretations of regulatory agencies. If we fail to comply with applicable federal, state or foreign laws or regulations, we could be subject to enforcement actions, including product seizures, recalls, withdrawal of clearances or approvals and civil and criminal penalties.

EMPLOYEES


     As of September 30, 2000, we had a total of 4 full-time employees, including one in corporate management and marketing, one in technology and development, and one in sales. We also had two contract employees we used on a part-time basis in the areas of design, engineering and administration. None of our employees are represented by unions, and we consider relations with our employees to be good.

LITIGATION

     There are currently no legal proceedings to which we are a party. Management is unaware of any legal matters that may have material impact on NeoSurg's financial position, results of operations or cash flows.


LIABILITY  INSURANCE

     Products as complex as those that we offer may contain undetected errors or failures when first introduced or as new versions are released. Despite the testing we conduct internally and by current or potential customers, errors may be found in our current or future products after commencement of commercial delivery, resulting in loss, liability, and loss or delay in market acceptance.

     The manufacture and sale of our products exposes us to product liability claims and product recalls, including those that may arise from the misuse or malfunction of, or design flaws in, our products or the use of our products with components or systems not manufactured or sold by us. Product liability claims or product recalls, regardless of their ultimate outcome, could require us to spend significant time and money in litigation and to pay significant damages.

We currently maintain product liability insurance but there is no assurance that we will be able to maintain such insurance or that such insurance coverage as we do maintain will cover the costs of the defense or settlement of any product liability claims made against us or be sufficient to satisfy any judgment or award for which we may be ultimately liable. Any product liability claim that is not covered by such policy, or is in excess of the limits of liability of such policy, could have a material adverse effect on our financial condition.

FACILITIES

     We currently occupy approximately 1,000 square feet in a leased facility in Houston, Texas, the current rental fee is $1,000.00/month. We expect that we will need to add additional space to adequately serve our needs over the next several months.

                                   MANAGEMENT

DIRECTORS  AND  EXECUTIVE  OFFICERS

     The following persons are our current executive officers and directors:



Name                   Age  Position
---------------------  ---  ----------------------------------------------
Peter T. O'Heeron       37  President/chief executive officer and director
Robert N. Allen         53  Secretary and director
Charles Hansen          43  Director
Clarence J. Kellerman   66  Director


     Set forth below is a brief description of the background of our officers and directors based on information provided by them to us.

     Our management team includes two individuals whose combined backgrounds represent 25 years of professional experience in the surgical and hospital administration arena. Our president, Pete O'Heeron, is particularly well known for his career with the Christus Health, formerly SCH Healthcare System, a multi-hospital system. He will be directly involved in all aspects of the business on a daily basis, which will include product development, vendor selection and negotiations, marketing, business development, and intellectual property administration/acquisition. Our medical affairs consultant, Mark
Hickman, M.D., will work closely with our president and will concentrate primarily on new product development and clinical testing. We anticipate he will devote his efforts on a part-time basis. A third key executive, the chief financial officer, as yet to be hired, will serve as the lead analyst on large contracts, inventory management, cash management, and budgets. The fourth key position is the national sales manager. This position is currently open and the responsibilities will be charged with building a national sales team in all major metropolitan areas. They will also be responsible for interaction with independent sales representatives and distributors along with expanding the market outside the United States and daily management of the sales force quota objectives.

     PETER T. O'HEERON, BSHA, MSHA, CHE, PRESIDENT: Mr. O'Heeron graduated from Southwest Texas State University with a Bachelor in Hospital Administration and a minor in Business Administration in 1986. He received his Masters in Healthcare Administration from the University of Houston-Clear Lake in 1988. Mr. O'Heeron was employed by SCH Healthcare Corporation/St. John Hospital from 1987 to 1995, most recently as the Assistant Administrator for Professional Services and Product Development. His duties included responsibility of an annual budget in excess of $15 million and an employee base of over 100 people. In 1995 Mr. O'Heeron left St. John Hospital to lead an investment group in a real estate development. Mr. O'Heeron joined T2000, LP at the beginning of 1998 to manage the development of the T2000.

     ROBERT N. ALLEN, SECRETARY AND BOARD MEMBER: Mr. Allen graduated from Texas Tech University in 1969 and was drafted in the 3rd round of the NFL Draft by the Philadelphia Eagles. He played in the NFL for 3 years, from 1969-1972 before returning to Texas as the Sales Manager of Champion Papers, Intl. for 5 years. In 1977, Mr. Allen entered the residential building business which he ultimately sold to Hines Interests in 1986. In 1988, Mr. Allen founded AHI, Inc., which specializes in cement, steel and stone products and has annual sales in excess of $13M. AHI has over 135 employees with offices in Houston, Austin, and Dallas. Mr. Allen currently serves on the board of directors of the Moody National Bank.

     CHARLES HANSEN, BOARD MEMBER: Mr. Hansen received his degree in Electrical Engineering from State University of New York in 1979. His business career began when he founded Seafood Industries in 1978, eventually selling the business in 1985. Following the sale, in 1985 Mr. Hansen founded Hansfax to sell and distribute fax machines. Mr. Hansen added COPECO and Certified Network Engineers in 1998 to network and automate offices throughout Texas. Mr. Hansen has an extensive background in sales. Mr. Hansen's companies currently gross over $32,000,000 in annual revenues and employ more than 63 people.


     CLARENCE J. KELLERMAN, BOARD MEMBER: Mr. Kellerman received his degree in Mechanical Engineering from the University of Texas in 1961. He also completed 2 years of graduate study in Electrical Engineering at the University of Santa Clara from 1962-1963. His business experience consists of 25 years with IBM from 1961-1987, 5 years with Mead Data Central from 1987-1992, and for the past 8 years, Mr. Kellerman has focused on land development partnerships. He has an extensive background in product development. While at IBM, Mr. Kellerman managed a business unit, responsible for 7 new major product introductions with annual revenues ranging from $100-200 million. He currently manages his various partnership investments.


EXECUTIVE  COMPENSATION

     The following table sets forth the cash and other compensation paid in the last three years to our chief executive officer. There are currently no employment agreements with any employees. Mr. O'Heeron devotes substantially all of his time to NeoSurg. Our directors currently receive no compensation.


                             ANNUAL  COMPENSATION
                             --------------------

Name and principal position            Year   Salary   Bonus
------------------------------------------------------------
Peter T. O'Heeron                      1997         -      -
president and chief executive officer  1998  $ 90,000      -
                                       1999  $ 90,000      -

PERSONAL  LIABILITY  AND  INDEMNIFICATION  OF  DIRECTORS
--------------------------------------------------------

     Our amended and restated articles of incorporation limit the liability of our directors for monetary damages for an act or omission in the director's capacity as a director, except to the extent otherwise required by the Texas Business Corporation Act. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Under Texas law, a corporation may indemnify a director or officer or other person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director, officer, employee or agent of the corporation, if it is determined that such person:

          -    conducted himself or herself in good faith;
          - reasonably believed, in the case of conduct in his or her official capacity as a director or officer of the corporation, that his or her conduct was in the corporation's best interest, and, in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and
          - in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

     Any such person may be indemnified against judgments, penalties, including excise and similar taxes, fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding. If the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification is limited to reasonable expense actually incurred by the person in connection with the proceeding, and must not be made in respect of any proceeding in which the person is found liable for willful or intentional misconduct in the performance of his or her duty to the corporation.

     Such indemnification provisions are intended to increase the protection provided directors and, thus, increase our ability to attract and retain qualified persons to serve as directors. Because directors liability insurance is only available at considerable cost and with low dollar limits of coverage and broad policy exclusions, we do not currently maintain a liability insurance policy for the benefit of our directors, although we may attempt to acquire such insurance in the future. We believe that the substantial increase in the number of lawsuits being threatened or filed against corporations and their directors has resulted in a growing reluctance on the part of capable persons to serve as members of boards of directors of companies, particularly of companies which are or intend to become public companies.

     We have entered into indemnification agreements with each of our executive officers and directors. The agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever, including attorneys' fees and related disbursements actually and reasonably incurred in connection with either the investigation, defense or appeal of a "proceeding", as defined in the indemnification agreements, including amounts paid in settlement by or on behalf of an "indemnitee", as defined in such agreements. We have entered into indemnification and expense advancement in the addition to the indemnification provided by the amended and restated articles and bylaws. We believe that these provisions and agreement are necessary to attract and retain qualified directors.

     Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We have entered into an arrangement with one of our stockholders, Lawrence Moser, to sell our products within the state of Texas. The arrangement includes a commission and draw structure that is equivalent to 20% of the sales price and covers only sales made to a limited number of hospitals in the Texas market and one facility in Illinois. The arrangement is for a two-year term beginning September 1, 1999, and can be extended for an additional one-year period. NeoSurg believes the terms of the transaction were, at the time it was entered into, as favorable as could be obtained from third parties. The transaction was not ratified by independent directors, however, as we had no independent directors at the time.

     On May 3, 2000, we obtained a bridge loan in the amount of $375,000, which carries a one-year maturity and an interest rate of 16% from Mark Hickman, Clarence J. Kellerman, and William Grose. We can prepay this note at any time without penalty. NeoSurg believes the terms of the transaction were, at the time it was entered into, as favorable as could be obtained from third parties. The transaction was not ratified by independent directors, however, as we had no independent directors at the time. Any forgiveness of loans must be approved by a majority of our independent directors who do not have an interest in the transactions and who have access, at our expense to legal counsel.

            REPRESENTATIONS REQUIRED BY STATE SECURITIES AUTHORITIES

     This offering has been registered with the securities authorities of certain states and, as a condition of registration they have required that we make the following representations:

     We currently have two independent members of our board of directors, Charles Hansen and Clarence J. Kellerman. We will maintain at all times at least two independent board members.

     We will not engage in any material transactions or loans to or for the benefit of officers, directors or 5% or greater shareholders unless the terms of the transaction or loan are no less favorable to us than can be obtained from unaffiliated persons and the transaction or loan is approved by a majority of our independent directors, or all of them in the event we have only two independent directors.

     We will not issue shares of preferred stock to directors, officers or 5% or greater shareholders except on the same terms as offered to all existing shareholders or new shareholders unless approved by a majority of our independent directors, or all of them in the event we have only two independent directors, and they are given access to our legal counsel or independent legal counsel at our expense.

                    RESTRICTIONS APPLICABLE TO CERTAIN STATES

     The states of Alabama, Arizona, Arkansas, California, Indiana, Kansas, Kentucky, Massachusetts, Michigan, Missouri, Nevada, Ohio, Oklahoma, Oregon, Pennsylvania, Texas, Virginia, Washington and West Virginia will not permit us to sell shares of common stock to their residents unless they meet the following financial criteria:

     - a minimum annual gross income of $65,000 and a minimum net worth of $65,000, exclusive of home, home furnishings and automobiles; or,

     - in the alternative, a minimum net worth of $150,000, exclusive of home, home furnishings and automobiles.



                       NOTICE TO NEW JERSEY INVESTORS ONLY

     This offering is being directed in the state of New Jersey to accredited investors only, as defined by rule 501 of Regulation D, promulgated under the Securities Act of 1933. An accredited investor includes, without limitation, any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his or her purchase exceeds $1,000,000 or any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those two years, and has a reasonable expectation of reaching the same income level in the current year. Other standards apply to investors who are not individuals. There will be no secondary sales of the securities to persons who are not accredited investors in New Jersey.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth the beneficial ownership of our common stock as of September 30, 2000, and as adjusted to reflect the sale of the shares of common stock offered by this prospectus, of:

  - each person known by us to beneficially own 5% or more of the shares of outstanding common stock,
  -  each  of  our  executive  officers  and  directors,  and
  -  all  of  our  executive  officers  and  directors  as  a  group.

     Except as otherwise indicated, all shares are beneficially owned, and investment and voting power is held by, the persons named as owners below.

                                  Amount of       Percentage       Percentage       Percentage
                                 common stock    ownership of     ownership of     ownership of
Name and address of              beneficially    common stock     common stock     common stock
 beneficial owner                   owned      before offering   after offering   after offering
-------------------------------------------------------------------------------------------------
                                                                     Minimum          Maximum
                                                                 ---------------  ---------------
Mark Hickman                        2,819,040             21.2%            20.4%            18.0%
  598 N. Union, Suite 200
  New Braunfels, TX 78130

Mike Newlin                         2,040,000             15.4%            14.7%            13.0%
  #1 King Arthur's Court
  Sugar Land, TX 77478

Lawrence Moser                      1,314,000              9.9%             9.5%             8.4%
  17300 El Camino Real, 110
  Houston, Texas 77058

William Grose                         893,230              6.7%             6.5%             5.7%
  4021 Garth Rd., Suite 103.
  Baytown, TX 77521

Peter T. O'Heeron                     776,064              5.8%             5.5%             4.9%
  17300 El Camino Real, 110
  Houston, TX 77058

Clarence J. Kellerman                 470,000              3.5%             3.4%             3.0%
  17300 El Camino Real, 110
  Houston, Texas 77059

Robert N. Allen                       257,046              1.9%             1.9%             1.6%
  2800 N. Gordon
  Alvin, TX 77511

Charles Hansen                        252,222              1.9%             1.8%             1.6%
  730 N. Loop
  Houston, TX 77009

All officers and directors as a
group                               1,755,332             13.2%            12.6%            11.2%

                              PLAN OF DISTRIBUTION


LIMITED  STATE  REGISTRATION

     We  will  qualify  or  register  sales of shares of our common stock in the following 31 states: Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Kansas, Kentucky, Louisiana, Maryland, Massachusetts, Michigan, Missouri, Nevada, New Jersey, New York, Ohio, Oklahoma, Oregon, Pennsylvania, Texas, Utah, Virginia, Washington, West Virginia, and Wisconsin. We will not accept subscriptions from investors resident in other states.

OFFERING  OF  COMMON  STOCK

     Up to 2,400,000 shares of the our common stock will be offered for sale to the general public. The offering will expire at 4:00 p.m., Houston, Texas time, on December 15, 2000, unless extended by us until March 31, 2001. We have retained Investors Trading Corp., d/b/a Oxford Financial Group, to sell shares of our common stock in this offering on a best efforts basis. For its services, Oxford has received a financial advisory fee of $25,000 and will receive a sales fee equal to:

     - 5.0% of the aggregate purchase price of the common stock sold in the offering to purchasers identified by us; and
     - 6.75% of the aggregate purchase price of the common stock sold in the offering to all other purchasers.

     In addition, we will reimburse Oxford for all reasonable out-of-pocket expenses, including expenses related to attorney's fees and expenses not to exceed $65,000.

     We reserve the right to withdraw the offer of common stock and close the offering prior to December 15, 2000, upon the sale of at least 592,592 shares. We may terminate this offering at any time. In the event that the offering is not effected, all funds submitted will be promptly refunded to subscribers with interest, and all withdrawal authorizations will be terminated. In the event of an over subscription, the shares of common stock will be allocated on a pro rata basis among the subscribers in the offering, in each case based on the amount of their respective subscriptions. The opportunity to subscribe for shares of common stock in this offering is subject to the our right, in our sole discretion, to accept or reject any such orders in whole or in part for any reason, either at the time of receipt of an order or as soon as practicable following the offering expiration date.

     The minimum purchase is 300 shares. No person, including a natural person, company or other entity or group of persons acting together for the purpose of acquiring, holding or disposing of the shares, may purchase more than $1,399,000 or 207,259 shares if such person would be deemed the beneficial owner of such shares within the meaning of Rule 13(d)(3) promulgated under the Securities Exchange Act of 1934.

     Oxford, as marketing agent of the offering, will be available to answer questions about the offering and may also hold informational meetings with interested persons where executive officers and directors of NeoSurg may participate. Such officers and directors will not be permitted to make statements about NeoSurg unless such information is also set forth in the prospectus, nor will they render investment advice. All purchasers will be instructed to send payment directly to Oxford, and they will deliver the funds to a special escrow account with First Community Bank. Funds will not be released until the minimum shares are sold or the offering is terminated.

     Depending upon market and financial conditions, we may, without approval of the subscribers, may increase or decrease any of the above purchase limitations at any time. Factors we may consider in increasing or decreasing the purchase limitations include, among other things,

     -    changes in market conditions;
     -    an over subscription of shares; or
     - the failure to sell a minimum number of shares. Subscribers will be notified by mail in the event of an increase in the purchase limitations. In the event of a decrease in the purchase limitations, subscribers will be notified, to the extent their orders are affected, at the time they receive final confirmation of their orders.

     Common stock purchased in the offering will be freely transferable except as described below. In addition, under National Association of Securities Dealers, Inc., NASD guidelines, members of the NASD and their associates are subject to certain restrictions on transfer of securities purchased in this offering and to certain reporting requirements upon purchase of such securities.

     The common stock received in the offering by persons who are not affiliates of NeoSurg may be resold without registration. Shares received by affiliates of NeoSurg, primarily the directors, officers and principal stockholders of NeoSurg, will be subject to the resale restrictions of Rule 144 under the Act.

     We will make reasonable efforts to comply with the securities laws of all states in the United States in which Oxford and the board desires to offer the common stock.

MARKETING  AND  UNDERWRITING  ARRANGEMENTS

     Oxford, which is a broker-dealer registered with the Securities and Exchange Commission and a member of the NASD, will consult with, advise and assist us in the distribution of shares in this offering on a best efforts basis. Oxford will have no obligation to take or purchase any common stock.
Oxford  will  assist  us  in  the  offering  as  follows:

     - in conducting informational meetings for subscribers and other potential purchasers;
     -    in keeping records of all stock subscriptions;
     -    in organizing  and staffing with Oxford agents the stock sales center;
          and
     - in training and educating our employees regarding the mechanics and regulatory requirements of the offering process.

     Depending upon market conditions, the shares of common stock may be offered for sale in the offering on a best efforts basis by a selling group of selected broker dealers agreed upon by Oxford and us.

     Oxford was formed in 1995 as a registered securities broker-dealer. Since that time, Oxford has served its customers as broker-dealers but has not acted as an underwriter in any public offerings. Although Oxford's principals have extensive experience in the securities industry, there can be no assurance that Oxford's limited operating history will not have an adverse effect on the offering or the market for the our securities.

     We have agreed to indemnify Oxford against certain liabilities, including liabilities under the Securities Act, and to contribute to payments Oxford may be required to make with respect to such liabilities.

     A copy of the agency agreement between Oxford and us is on file at our offices and has been filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus forms a part.

     In addition, our directors and president may participate in the solicitation of offers to purchase common stock in jurisdictions where they are permitted to engage in such activities without registration as a broker-dealer. Other employees of NeoSurg may participate in the offering in administrative capacities, providing clerical work in effecting a sales transaction or answering questions of a potential purchaser provided that the content of the employee's responses is limited to information contained in this prospectus or other offering document. Other questions of prospective purchasers will be directed to registered representatives of Oxford. Our employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. Sales of common stock will be made from the stock sales center.

     To the extent our president and directors are involved in the selling process, they will rely on Rule 3a4-1 of the Exchange Act as a "safe harbor" from registration as a broker-dealer in connection with the offer and sales of shares. In order to rely on such "safe harbor" provisions provided by Rule 3a4-1, an officer or director must:

     -    not be subject to a statutory disqualification;
     - not be compensated in connection with such selling participation by payment of commissions or other remuneration based either directly or indirectly on such transactions;
     -    not be an associated person of a broker-dealer;
     - restrict participation to transactions involving offers and sale of the shares;
     - perform substantial duties for the issuer after the close of the offering not connected with transactions in securities;
     - not have been associated with a broker or dealer for the preceding 12 months;
     - not participate in selling an offering of securities for any issuer more than once every 12 months; and
     - restrict participation to written communications or responses to inquiries of potential purchasers.

     Our president and directors intend to comply with Rule 3a4-1 as well as the similar requirements of the jurisdictions in which we offer to sell our common stock, if any. Our officers, directors and affiliates of NeoSurg may purchase up to a maximum of 74,000 shares of common stock in the offering to satisfy the minimum offering requirement and if they do so it will be on the same terms and price as all other purchasers in the offering.


     Unless appropriate state dealer registrations, if required, are obtained, officers, directors and employees of NeoSurg will not be allowed to participate in the solicitation and sale of our common stock in those jurisdictions. Assuming such registrations are received, we will rely on Rule 3a4-1 under the Exchange Act, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock under federal law. No officer, director or employee of NeoSurg will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

STOCK  PRICING  AND  NUMBER  OF  SHARES  TO  BE  ISSUED

     Prior to this offering, there has been no public market for our common stock and therefore no public market price. The public offering price of $6.75 per share for our common stock has been determined by negotiation between Oxford and us. Among the factors considered in determining the public offering price were the earnings and certain other financial and operating information in recent periods, the future prospects of NeoSurg and our industry in general and the price-earning ratios, price-book value ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours. We, along with Oxford, also considered our desire to

     - conduct the offering in a manner to achieve the widest distribution of the common stock;
     -    promote liquidity in the common stock subsequent to the offering; and
     - comply with the minimum price per share requirement of the American Stock Exchange.

METHOD  OF  PAYMENT  FOR  SUBSCRIPTIONS

     Subscribers must, before the appropriate expiration date, return an original stock order form to Oxford, properly completed, together with cash, checks or money orders in an amount equal to the purchase price of $6.75 per share multiplied by the number of shares for which subscription is made.
Subscriptions that are returned by mail must be received by Oxford by the appropriate expiration date. All funds will be placed in an escrow account with First Community Bank and will earn interest from the date of receipt until completion or termination of the offering. First Community Bank may invest the escrow funds in short-term government securities or money market investments.

     Stock subscriptions received by Oxford may not be modified, withdrawn or canceled by the subscriber without our consent and, if accepted by us, are final. We may deem subscriptions which are not received by the appropriate expiration date or are not in compliance with the stock order form instructions, void. We have the right to extend the offering expiration date or to waive or permit correction of incomplete or improperly executed stock order forms, but we do not represent that we will do so. If a minimum of 592,592 shares of common stock have not been sold by the termination of this offering, all funds received from subscribers will be promptly refunded, with interest.

     In addition to the foregoing, if a selected dealer arrangement is utilized, as described above, a purchaser may pay for his shares with funds held by or deposited with a selected dealer. If a stock order form is executed and forwarded to the selected dealer or if the selected dealer is authorized to execute the stock order form on behalf of a purchaser, the selected dealer is required to promptly forward the stock order form and funds to Oxford for deposit in the escrow account on or before noon, central standard time, on the business day following receipt of the stock order form or execution of the order form by the selected dealer. Alternatively, selected dealers may solicit indications of interest from their customers to place orders for shares. Such selected dealers shall subsequently contact their customers who indicated an interest and seek their confirmation as to their intent to purchase.

     Those indicating intent to purchase shall execute stock order forms and forward them to their selected dealer or authorize the selected dealer to execute such forms. With the exception of non-customer carrying broker-dealers, the selected dealer will acknowledge receipt of the order to its customer in writing on the following business day and will debit such customer's account on the fifth business day after the customer has confirmed his intent to purchase, the "debit date" and on or before noon, central standard time, on the next business day following the debit date will promptly send stock order forms and funds to Oxford for deposit in the escrow account. If such alternative procedure is employed, purchasers' funds are not required to be in their accounts with selected dealers until the debit date. In the case of a non-customer carrying broker-dealer, checks will be made payable to Oxford and promptly transmitted to Oxford by the broker-dealer by noon of the day after receipt of the check.

INTERNET

     Once the registration statement has been declared effective by the SEC, our subscription agreement will be made available via the internet to investors as follows:

     - it will be located in a printable format on the website where we have posted our final prospectus;

     - unless an investor has specifically requested electronic delivery of the final prospectus and has not revoked their consent, we will include the subscription agreement together with a paper copy of the final prospectus that we send to them; or

     - the investor can request a paper copy of the subscription agreement and prospectus by calling Oxford Financial Group at (512) 447-7898, writing to Oxford Financial Group at 3316 Westhill Drive, Austin, Texas 78704, or e-mailing NeoSurg at ipo@neosurg.com.

RISK  OF  DELAYED  OFFERING

     In the event that all shares of common stock are not sold in the offering, we may extend the offering until March 31, 2001. Until the termination of the offering, the subscription funds will be invested by First Community as escrow agent in short-term U.S. government securities and money market investments. The actual rate of interest on these investments is not known because they fluctuate as often as daily. The interest that such subscription funds may earn, while in escrow, may be lower than those otherwise available to subscribers.

     A material delay in the completion of the sale of all unsubscribed shares in the offering may result in a significant increase in the costs in completing the offering. Significant changes in our operations and financial condition, the aggregate market value of the common stock to be issued in the offering and general market conditions may occur during such delay. In the event the offering is not consummated before March 31, 2001, we would charge accrued offering costs to then current period operations.

ESCROW  AGREEMENT


     We have entered into an escrow agreement with First Community Bank, Houston, Texas, which requires them to hold all funds deposited with it by purchasers until the minimum offering of $4,000,000 has been received. If the minimum offering amount has not been reached by December 15, 2000, which period may be extended until March 31, 2001, at our option, all funds held in the escrow account will be returned to the subscribers promptly by First Community Bank with interest and without deduction for the expenses of the escrow agent. Subscribers for our shares of common stock will not be entitled to demand a return of their funds held in escrow.

LOCK  IN  AGREEMENTS

     Mark Hickman, Mike Newlin, Lawrence Moser, William Grose, Peter T. O'Heeron, Robert Allen, Charles Hansen, and Clarence J. Kellerman hold 8,811,602 outstanding shares of our common stock, or 66.5% and are not subject to any restriction on the sale of any of their shares, other than a lock-in agreement with us required in connection with this offering and a lock-in agreement required by Oxford. Under the terms of our lock-in agreement, beginning on the day the offering commences, these persons are prohibited from transferring or pledging any of their shares of our common stock, although they retain all of their power to vote these shares.

     According to its terms, the lock-in agreement will terminate upon any of the following occurrences:

     -    the fourth anniversary of the completion date of the offering:

     - the date all funds have been sent back to investors if the offering was terminated; or

     - the date the shares become "covered securities" as defined in Section 18 of the Securities Act. "Covered securities" include:

     - securities listed or authorized for listing on the Nasdaq National Market, The American Stock Exchange or the New York Stock Exchange and securities sold in any of several types of offerings that are exempt from the registration requirements of the Securities Act.

     During the term of the lock-in agreement, beginning on the second anniversary of the date the offering is completed, two and one-half percent of the shares covered under the agreement shall be released from the lock-in provisions each calendar quarter.

     In addition to the above lock-in agreement our officers and directors and stockholders holding an aggregate of 13,173,272 shares of common stock have signed lock-in agreements with Oxford under which they have agreed not to transfer or dispose of, directly or indirectly, any shares of common stock for a period ending 180 days after the conclusion of this offering. Transfers or dispositions by our officers, directors and stockholders can be made sooner:

     -    with the written consent of Oxford;

     -    as a bona fide gift;

     -    as a consequence of death; or

     - as a distribution to partners of shareholders, provided that the distributees agree in writing to be bound by the terms of the lock-in agreement.

                          DESCRIPTION OF CAPITAL STOCK


CAPITAL  STOCK

     Our authorized capital stock consists of 20,000,000 shares of common stock, no par value per share; 20,000,000 shares of "nontrading" common stock, no par value per share; and 3,000,000 shares of preferred stock, no par value per share. On or before September 1, 2001, all issued and outstanding shares of non-trading common stock will convert to common stock and will not be reissued.

COMMON  STOCK

     General. Our authorized common stock consists of 20,000,000 shares, no par value per share, of which are 13,173,272 issued and outstanding as of the date of this prospectus. Up to 2,400,000 shares of common stock are being offered for sale by this prospectus, and we have reserved 75,252 shares of common stock for the conversion of our issued and outstanding nontrading common stock. All shares of common stock which are sold in accordance with the terms of this prospectus, when issued, will be validly issued, fully paid and non-assessable.


     After giving effect to the conversion of the nontrading common stock, as of the date of this prospectus we have the ability to issue up to 7,011,476 additional shares of common stock. These shares may be issued at prices and upon terms deemed in our best interest by our board of directors although we have no material present plans, agreements, commitments or undertakings with respect to the issuance of additional shares of common stock or securities convertible into any such shares, other than described in this offering. There can be no assurance that if issued, such shares will be issued at a price in excess of the price at which shares of common stock are sold in this offering.


     Voting rights. Each share of our common stock entitles the holder to one vote, either in person or by proxy, at meetings of stockholders. The common stock votes as a class with the nontrading common stock. Our board of directors is elected annually at each annual meeting of the stockholders. The holders of common stock are not permitted to vote their shares cumulatively. According, the holders of more than fifty percent of the voting power of our stock can elect all of our directors.

     Dividend policy. All shares of common stock are entitled to participate ratably, with shares of nontrading common stock, in dividends when, and if declared by our board of directors out of the funds legally available. Any such dividends may be paid in cash, property or additional shares of common stock. We have not paid any dividends since our inception and presently anticipates that all earnings, if any, will be retained for development of our business and that no dividends on the shares of common stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, our operating and financial condition, our capital requirements, general business conditions and other pertinent facts. There can be no assurance that any dividends on the common stock will ever be paid.

     Liquidation rights; miscellaneous provisions. Holders of common stock have no preemptive or other subscriptions rights, conversions rights, redemption or sinking fund rights. In the event of our liquidation or dissolution, whether voluntary or involuntary, each share of common stock is entitled to share ratably with all other shares of common stock and nontrading common stock in any assets available for distribution to holders of the equity of our stock after satisfaction of all liabilities.

NONTRADING  COMMON  STOCK


     General. On September 11, 2000, all of our outstanding capital stock was reclassified as nontrading common stock because of our inability to obtain lock up agreements satisfactory to Oxford from a small number of our stockholders. Therefore, to effect this offering, our stockholders approved an amendment to our articles of incorporation reclassifying all outstanding shares as "nontrading" common stock. Because we are registering for sale only shares of common stock and because shares of nontrading common stock cannot convert into common stock until September 1, 2001, unless the stockholder executes a satisfactory lock up agreement covering at least 180 days. As of September 11, 2000, we had 75,252 shares of nontrading stock outstanding. It is our expectation that transfers of shares of nontrading common stock will not develop and will not, therefore, affect the price of common stock until such time as they convert to common stock and the applicable lock up agreements expire.

     The nontrading common stock has the same rights and privileges as, ranks equally and shares proportionately with, and is identical in all respects as to all matters to, the common stock, except that shares of nontrading common stock are not being offered for sale through this prospectus and will not be listed by us for trading on any securities exchange. Each share of nontrading common stock will automatically convert into one share of common stock upon the earliest to occur of:

     -    September 1, 2001;

     - The delivery to us of an executed agreement, acceptable to us, agreeing that such shares shall not be offered, sold, disposed of, or pledged for a period of time acceptable to us.

     We expect to receive acceptable lock-up agreements covering approximately 98% of the nontrading common stock prior to the completion of sales described in this prospectus. As of the date of this prospectus, we have 70 holders of nontrading common stock of record. All shares of nontrading common stock currently outstanding are validly issued, fully paid and non-assessable.

PREFERRED  STOCK

     The board of directors is authorized by our certificate of incorporation to issue up to an additional 3,000,000 shares of one or more series of preferred stock, no par value. No shares of preferred stock have been authorized for issuance by our board of directors, and we have no present plans to issue any such shares. In the event that the board of directors issues shares of preferred stock, it may exercise its discretion in establishing the terms of such preferred stock. In the exercise of such discretion, the board of directors may determine the voting rights, if any, of the series of preferred stock being issued which would include the right to vote separately or as a single class with the common stock and/or other series of preferred stock, to have more or less voting power per share than that possessed by the common stock or other series of preferred stock, and to vote on certain specified matters presented to the stockholders or on all of such matters or upon the occurrence of any specified event or condition.

     On our liquidation, dissolution or winding up, the holders of preferred stock may be entitled to received preferential cash distributions fixed by the board of directors when creating the particular series before the holders of common stock are entitled to receive anything. Preferred stock authorized by the board of directors could be redeemable or convertible into shares of any other class or series of our stock.

     The issuance of preferred stock by the board of directors could adversely affect the rights of holders of the common stock by, among other things, establishing preferential dividends, liquidation rights or voting powers. The issuance of preferred stock could be used to discourage or prevent efforts to acquire control of us through the acquisition of shares of common stock.

     The shares of preferred stock and the elimination of preemptive rights to common stock were authorized for the purpose of providing the board of directors with as much flexibility as possible to issue additional shares for proper corporate purposes, including financing, acquisition, stock dividends, stock splits, employee incentive plans and other similar purposes. However, these additional shares may also be used by the board of directors, if consistent with its fiduciary responsibilities, to deter future attempts to gain control over us.

OPTIONS  AND  WARRANTS

     There are no outstanding options or warrants to purchase shares of our common stock.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR ARTICLES OF INCORPORATION, BYLAWS AND TEXAS LAW

     Upon completion of this offering, we will be subject to Part Thirteen of the Texas Business Corporation Act. Subject to limited exceptions, Part Thirteen prohibits a publicly held Texas corporation from engaging in any business combination with any affiliated stockholder for a period of three years following the date that such stockholder became an affiliated stockholder, unless: (1) prior to such date, the corporation's board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an affiliated stockholder; or (2) the business combination is approved by at least two-thirds of the outstanding voting shares that are not beneficially owned by the affiliated stockholder or an affiliate or associate of the affiliated stockholder at a meeting of stockholders called not less than six months after the affiliated stockholder's share acquisition date.

     In general, Part Thirteen defines an affiliated stockholder as any entity or person beneficially owning 20% or more of the outstanding voting stock of the issuing public corporation and any entity or person affiliated with or controlling or controlled by such entity or person. Part Thirteen defines a business combination to include, among other similar types of transaction, any merger, share exchange, or conversion of an issuing public corporation involving an affiliated stockholder. Part Thirteen may have the effect of inhibiting a non-negotiated merger or other business combination that we may be involved in.

     Our certificate of incorporation contains provisions which may be deemed to be "anti-takeover" in nature in that such provisions may deter, discourage or make more difficult the assumption of control of us by another entity or person. In addition to the ability to issue preferred stock, these provisions include a requirement for a vote of 66-2/3% of the stockholders in order to approve certain transactions including mergers and sales or transfers of all or substantially all of our assets.

TRANSFER  AGENT  AND  REGISTRAR

     The transfer agent for the common stock will be Continental Stock Transfer & Trust Co., 2 Broadway, 19th Floor, New York, New York 10004.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, we will have 13,841,116 shares of common stock outstanding if the minimum number of shares offered are sold, or 15,648,524 shares of common stock outstanding if the maximum number of shares offered are sold. In addition, we will have 13,173,272 shares of common stock reserved for issuance upon the conversion of outstanding shares of nontrading common stock. Of these shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate", in general, a person who has a control relationship with us, which will be subject to the limitations of Rule 144 adopted under the Securities Act. All of the remaining shares are deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act.

     In general, under Rule 144, subject to the satisfaction of certain other conditions, commencing 90 days after the date of this prospectus, a person, including an affiliate of NeoSurg or persons whose shares are aggregated, who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or the average weekly trading volume of our common stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been an affiliate of us for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.


     We currently have 12,000,000 shares of common stock outstanding that have been held at least one year and would, absent lock in agreements, be eligible for sale immediately. As discussed in plan of distribution, our officers, directors and significant shareholders have signed a lock in agreement restricting the sale of 8,811,602 shares for up to six years, although we anticipate that these restrictions will terminate earlier as a consequence of the listing of our common stock on a nationally recognized stock exchange or automated quotation system. Additionally, stockholders owning approximately 12,822,715 shares of common stock have separately agreed not to sell their shares for 180 days from the date this offering closes.

     Accordingly, commencing with the completion of this offering, 425,809 shares will be eligible for immediate sale, 3,910,883 shares will be eligible for sale in 180 days, and the remaining 8,811,602 shares will be eligible for sale upon the termination of the lock in agreement discussed above. Additionally, we will have issued and outstanding 75,252 shares of nontrading common stock that have been held for at least one year and are not subject to lock in agreements. The sale of any substantial number of these shares in the public market could adversely affect prevailing market prices following the offering. No predictions can be made as to the effect, if any, that sales of shares under Rule 144 or otherwise or the availability of shares for sale will have on the market, if any, prevailing from time to time. Sales of substantial amounts of the common stock relative to Rule 144 or otherwise may adversely affect the market price of the common stock offered.

                                  LEGAL MATTERS

     The validity of the shares of common stock we are offering will be passed upon for us by Cokinos, Bosien and Young, A Professional Corporation, Houston, Texas. Certain legal matters will be passed upon for Oxford by Selman Munson Lerner, P.C., Austin, Texas.

                                     EXPERTS


     Our financial statements as of December 31, 1999, and for each of the years in the two-year period ended December 31, 1999, and for the period from January 1, 1997 (inception) to December 31, 1999, appearing in this prospectus and registration statement have been audited by Hein + Associates LLP, independent auditors, as set forth in their report, appearing elsewhere in this prospectus and in this registration statement, and are included in reliance upon such reports given upon the authority of Hein + Associates LLP as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement on Form SB-2 under the Securities Act filed by us with the Securities and Exchange Commission. This prospectus omits certain information set forth in the registration statement and the exhibits filed with the registration statement. For further information about us and the shares offered by this prospectus, reference is made to the registration statement and the exhibits filed with it. A copy of the registration statement and the exhibits filed may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W.,Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such office upon the payment of the fees prescribed by the SEC and at the SEC regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite #1400, Chicago,
Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information about its public reference room. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. The address of the website is http://www.sec.gov. Our registration statement and the exhibits we filed electronically with the SEC are available on this site.

     As of the date of this prospectus, we will be subject to the informational requirements of the Securities Exchange Act of 1934, and we will file reports and other information with the SEC. Such reports and other information can be inspected and/or obtained at the locations and website set forth above.

                           NEOSURG TECHNOLOGIES, INC.
                             (formerly T-2000 L.P.)
                        (A Development Stage Enterprise)


                           INDEX TO FINANCIAL STATEMENTS


Independent auditor's report  . . . . . . . . . . . . . . . . . . . . . . .  F-2

Balance sheets as of December 31, 1999 and September 30, 2000 (unaudited) .  F-3

Statements of operations for the years ended December 31, 1999 and 1998 and for the period from January 1, 1997 (inception) to December 31, 1999 and the nine months ended September 30, 2000 and 1999 (unaudited) . . . . .  F-4

Statements of stockholders' equity (deficit) and partners' capital for the years ended December 31, 1999 and 1998 and from the
period January 1, 1997 (inception) to December 31, 1999 and
the nine months ended September 30, 2000 (unaudited). . . . . . . . . . . .  F-5

Statements of cash flows for the years ended December 31, 1999 and 1998 and for the period from January 1, 1997 (inception) to December 31, 1999 and the nine months ended September, 2000 and 1999 (unaudited). . . . . . .  F-6

Notes to financial statements . . . . . . . . . . . . . . . . . . . . . . .  F-7



                     See accompanying notes to the financial statements

                           NEOSURG TECHNOLOGIES, INC.
                             (formerly T-2000 L.P.)
                        (A Development Stage Enterprise)



                          INDEPENDENT AUDITOR'S REPORT


To  the  Board  of  Directors  and  Stockholders
NeoSurg  Technologies,  Inc.
Houston,  Texas


We have audited the accompanying balance sheet of NeoSurg Technologies, Inc. (a development stage enterprise), formerly T-2000, L.P., as of December 31, 1999, and the related statements of operations, stockholders' equity (deficit) and partners' capital, and cash flows for each of the years in the two-year period ended December 31, 1999 and for the period from January 1, 1997 (inception) to December 31, 1999. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NeoSurg Technologies, Inc. as of December 31, 1999, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 1999 and for the period from January 1, 1997 (inception) to December 31, 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As more fully discussed in Note 8 to the financial statements, NeoSurg Technologies, Inc. incurred losses of $497,699 and $447,060 for the years ended December 31, 1999 and 1998. As a result of these losses, the company's working capital position and ability to generate sufficient cash flows from operations to meet its operating and capital requirements have deteriorated. These matters raise substantial doubt about the company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 10. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  Hein  +  Associates  LLP

Houston,  Texas
February  3,  2000


                     See accompanying notes to the financial statements


                                   NEOSURG TECHNOLOGIES, INC.
                                     (formerly T-2000 L.P.)
                                (A Development Stage Enterprise)


                                          BALANCE SHEET


                                             ASSETS
                                                                   December 31,    September 30,
                                                                       1999            2000
                                                                  --------------  ---------------
                                                                                     (unaudited)
CURRENT ASSETS:
    Cash and cash equivalents                                     $     149,714   $      141,903
    Investments                                                         128,165           23,158
    Inventory                                                            16,083          117,657
    Other current assets                                                    250              947
                                                                  --------------  ---------------
     Total current assets                                               294,212          283,665

PROPERTY AND EQUIPMENT, net                                              37,481           65,271

OTHER ASSETS                                                              4,000            4,000
                                                                  --------------  ---------------

     Total assets                                                 $     335,693   $      352,936
                                                                  ==============  ===============


                           LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Accounts payable                                                $      33,852   $       43,035
  Notes payable, net of discount                                              -          485,050
                                                                  --------------  ---------------
  Total current liabilities                                              33,852          528,085

COMMITMENTS AND CONTINGENCIES (Note 11)                                       -                -

STOCKHOLDERS' EQUITY  (DEFICIT)
  Preferred stock-no par value, 3,000,000 authorized; none issued             -                -
  Common stock-no par value, 20,000,000 authorized, 12,988,524 and 13,248,524 issued and outstanding at December 31, 1999
   and September 30, 2000 (unaudited)                                   505,217          576,217
  Deficit accumulated in the development stage                         (203,376)        (751,366)
                                                                  --------------  ---------------
      Total stockholders' equity (deficit)                              301,841         (175,149)
                                                                  --------------  ---------------
      Total liabilities and stockholders' equity (deficit)        $     335,693   $      352,936
                                                                  ==============  ===============

                     See accompanying notes to the financial statements

                                       NEOSURG TECHNOLOGIES, INC.
                                         (formerly T-2000 L.P.)
                                    (A Development Stage Enterprise)

                                        STATEMENTS OF OPERATIONS


                                                                 Period from
                                                                  January 1,
                                                                    1997               (unaudited)
                                                                 (inception)        Nine months ended
                                       Years ended December 31,      to               September 30,
                                     --------------------------  December 31,  ------------------------
                                         1998          1999          1999          1999         2000
                                     ------------  ------------  ------------  ------------  ----------
SALES                                $         -   $         -   $         -   $         -   $   9,311
COSTS AND EXPENSES:
  Professional expenses                  103,073       115,264       238,738        75,211      77,573
  Selling, general and
   administration                        350,592       370,203       810,754       230,973     449,152
  Research and development                28,331        54,587       137,805        44,924      30,052
                                     ------------  ------------  ------------  ------------  ----------

OPERATING LOSS                          (481,996)     (540,054)   (1,187,297)     (351,108)   (547,466)

OTHER INCOME (EXPENSES)
  Interest Expense                             -             -             -             -     (71,000)
  Interest income                         34,936        46,482       106,165        40,331       7,496
  Gain (loss) on marketable
    equity securities                          -        (4,127)       (4,127)            -      68,980
                                     ------------  ------------  ------------  ------------  ----------
                                          34,936        42,355       102,038        40,331       5,476
                                     ------------  ------------  ------------  ------------  ----------

NET LOSS                             $  (447,060)  $  (497,699)  $(1,085,259)  $  (310,777)  $(547,990)
                                     ============  ============  ============  ============  ==========

PRO FORMA BASIC AND DILUTED LOSS
  PER SHARE (actual for unaudited
  period ended
  September 30, 2000)                $     (0.04)  $     (0.04)                $     (0.03)  $   (0.04)
                                     ============  ============                ============  ==========

PRO FORMA WEIGHTED AVERAGE
  SHARES OUTSTANDING (actual for
  unaudited period ended
  September 30, 2000)                 12,000,000    12,000,000                  12,000,000  13,216,023
                                     ============  ============               =============  ==========

                    See accompanying notes to the financial statements

                                       NEOSURG TECHNOLOGIES, INC.
                                         (formerly T-2000 L.P.)
                                    (A Development Stage Enterprise)

                     STATEMENTS OF STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL


                                                                           Deficit        Total
                                                                         accumulated   stockholders'
                                                                           in the      equity and
                                  Partners'       Common       Common    development    partners'
                                   capital     stock, shares   stock        stage        capital
                                -------------  -------------  --------  -------------  -----------
Balances, January 1, 1997
  (inception)                   $          -               -  $      -  $          -   $        -

  Partner contributions
    (contributed January 1997
    at $11,163 per unit)           1,116,255               -         -             -    1,116,255

  Net loss                          (140,500)              -         -             -     (140,500)
                                -------------  -------------  --------  -------------  -----------

Balances, January 1, 1998            975,755               -         -             -      975,755

  Net loss                          (447,060)              -         -             -     (447,060)
                                -------------  -------------  --------  -------------  -----------

Balances, December 31, 1998          528,695               -         -             -      528,695

  Net loss from January 1,
    1999 through September 16,
    1999 (date of conversion to
    corporation)                    (294,323)              -         -             -     (294,323)

  Reorganization from
    partnership to corporation      (234,372)     12,000,000   234,372             -            -

Proceeds from sale of
    common stock (received
    November 1999 through
    December 1999 at $.27
    per share)                             -         988,524   270,845             -      270,845

  Net loss                                 -               -         -      (203,376)    (203,376)
                                -------------  -------------  --------  -------------  -----------

Balances, December 31, 1999                -      12,988,524   505,217      (203,376)     301,841

  Shares issued with debt
    (unaudited)                                      260,000    71,000             -       71,000

Net loss (unaudited)                       -               -         -      (547,980)    (547,980)
                                -------------  -------------  --------  -------------  -----------

Balances, September 30, 2000
  (unaudited)                   $          -      12,988,524  $576,217  $   (751,366)  $ (175,149)
                                =============  =============  ========  =============  ===========


                    See accompanying notes to the financial statements

                                      NEOSURG TECHNOLOGIES, INC.
                                        (formerly T-2000 L.P.)
                                   (A Development Stage Enterprise)

                                      STATEMENTS OF CASH FLOWS


                                                               Period from
                                                                 January 1,
                                                                   1997
                                                               inception to     Nine months ended
                                      Years ended December 31, December 31,       September 30,
                                      -----------------------  ------------  ----------------------
                                         1998         1999         1999         1999        2000
                                      -----------  ----------  ------------  ----------  ----------
CASH FLOWS FROM OPERATING
ACTIVITIES:
  Net loss                            $ (447,060)  $(497,699)  $(1,085,259)  $(310,777)  $(547,990)
     Non-cash interest expense on
      debt discount                            -           -             -           -      71,000
  Depreciation                             2,115       3,033         5,148       2,000       8,000
  Change in current assets and
liabilities, including trading
securities                               (32,404)   (127,133)        4,670     (48,470)     (1,702)
                                      -----------  ----------  ------------  ----------  ----------
      Net cash used in operating
activities                              (477,349)   (621,799)   (1,071,314)   (357,247)   (470,692)

CASH FLOWS FROM INVESTING
ACTIVITIES:
  Purchase of equipment                   (6,637)    (22,622)      (33,780)    (30,500)    (22,119)

CASH FLOWS FROM FINANCING
ACTIVITIES:
  Proceeds from short-term notes
payable                                        -           -                         -     434,000
  Partner contributions                        -           -     1,116,255           -           -
    Payment on notes payable                   -           -             -           -     (20,000)
  Issuance of common stock                     -     270,845       270,845           -      71,000
                                      -----------  ----------  ------------  ----------  ----------
      Net cash provided by financing
activities                                     -     270,845     1,387,100           -     465,000
                                      -----------  ----------  ------------  ----------  ----------
      Net change in cash and cash
equivalents                             (483,986)   (373,576)      149,714    (377,547)      7,811

CASH AND CASH EQUIVALENTS,
beginning of period                    1,007,276     523,290             -     523,290     149,714
                                      -----------  ----------  ------------  ----------  ----------

CASH AND CASH EQUIVALENTS,
    end of period                     $  523,290   $ 149,714   $   149,714   $ 145,743   $ 141,903
                                      ===========  ==========  ============  ==========  ==========


                    See accompanying notes to the financial statements

                           NEOSURG TECHNOLOGIES, INC.
                             (formerly T-2000 L.P.)
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION

     Organization  - NeoSurg  Technologies,  Inc. (the  "Company") was formed in
     ------------
     September 1999 through a conversion of partnership interest in T-2000, L.P. (the "Partnership"), a Texas limited liability partnership, which commenced business activities in January 1997. The Company's primary business activity is to develop, manufacture and market the T-2000 trocar surgical device (the "trocar"). Through December 31, 1999, the Company has generated no revenues and has incurred expenses related primarily to research and development activities, developing markets and starting production.

     The company received a patent from the U.S. Patent and Trademark Office for the trocar in December 1997 and an additional patent in September 1998. The Company has licensed another patent and has submitted applications for two additional patents relating to the trocar in 1999.

     Effective September 16, 1999, the Company was formed by converting each 1% ownership interest in the Partnership to 60,000 shares of the Company's common stock. Upon conversion to a corporation, the Company converted the partner capital to capital stock to reflect the constructive distribution to the owners followed by a contribution to the capital of the Company.


2.  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

     Basis of  accounting  - The  accompanying  financial  statements  have been
     --------------------
     prepared using the accrual basis of accounting.

     Cash and cash equivalents - The Company considers all unrestricted,  highly
     -------------------------
     liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

     Property  and  equipment - Property  and  equipment  consists  primarily of
     ------------------------
     office and computer equipment and molds and is stated at cost, adjusted for accumulated depreciation. Depreciation is calculated using the straight-line method of accounting based on each asset's useful life.

     Use of estimates - The preparation of the Company's financial statements in
     ----------------
     conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from these estimates.

     Earnings  (loss) per share - Basic  earnings  (loss) per share is  computed
     --------------------------
     based on the weighted average number of common shares outstanding. Diluted earnings (loss) per share is calculated under the treasury stock method and reflects the potential dilution that could occur if options and warrants were exercised. Pro forma per share amounts are presented in the accompanying statements of operations as if the Company were incorporated upon inception.

     Income taxes - The Company  accounts  for income taxes under the  liability
     ------------
     method under which the amount of deferred income taxes is based upon the tax effect of differences between the financial statements and income tax bases of its assets and liabilities based on existing tax laws. Prior to

                    See accompanying notes to the financial statements

                           NEOSURG TECHNOLOGIES, INC.
                             (formerly T-2000 L.P.)
                        (A Development Stage Enterprise)


     the restructuring discussed in Note 1, the Company was a partnership and did not incur federal income tax. Pro forma income tax expense related to the conversion from a partnership to a corporation was zero since the Company incurred losses in each period presented herein.

     Marketable  securities - The Company's  marketable  equity  securities  are
     ----------------------
     classified as trading securities. Trading securities are stated at fair value, with unrealized gains and losses recognized in earnings.


     Unaudited interim information - The accompanying  financial  information as
     -----------------------------
     of September 30, 2000 and for the nine-month periods ended September 30, 1999 and 2000 has been prepared by the Company, without audit, with respect to the rules and regulations of the Securities and Exchange Commission. The financial statements reflect all adjustments, consisting of normal recurring accruals, which are, in the opinion of management; necessary to fairly present such information in accordance with generally accepted accounting principles.


3.  RESEARCH  AND  DEVELOPMENT

     Research and development expenditures are charged to expense as incurred. The Company incurred approximately $138,000 of research and development expenditures incurred from inception to December 31, 1999, and an additional $36,000 for the nine months ended September 30, 2000, which were for the design and engineering of the trocar performed by third parties.

4.  LEASES

     The Company has an operating lease for its office space, which is renewed monthly. Total lease expense for the years ended December 31, 1998 and 1999 and the nine months ended September 30, 1999 and 2000 was approximately $7,000 and $11,000, $7,600 and $7,300 respectively.

5.  MARKETABLE  SECURITIES

     Marketable securities at December 31, 1999, consisted of the following:

                                         Gross
                                       unrealized
                            Cost          loss       Fair value
                         -----------     ------     -----------
Trading - common shares  $   132,292     $4,127     $   128,165
                         ===========     ======     ===========


     During the nine months ended September 30, 2000, the Company has recognized approximately $5,000 of unrealized gains on its trading securities.


                    See accompanying notes to the financial statements

                           NEOSURG TECHNOLOGIES, INC.
                             (formerly T-2000 L.P.)
                        (A Development Stage Enterprise)


6.  PROPERTY  AND  EQUIPMENT

     Property and equipment at December 31, 1999, consisted of the following:

                           Useful
                            life
                          --------
Equipment                 3 years   $11,158
Molds                     3 years    31,471
                                    --------
                                     42,629
Accumulated depreciation             (5,148)
                                    --------
                                    $37,481
                                    ========


7.  NOTES  PAYABLE

     In the nine months ended September 30, 2000, the Company raised $130,000 by issuing short-term notes payable to existing stockholders. These notes are unsecured and are due December 1, 2000, with interest approximately 8.5%. Also see Note 8 for stock issued with these short-term notes. As of September 30, 2000, the outstanding principal balance on this debt was $110,000.

     Also during the nine months ended September 30, 2000, the Company issued an additional $375,000 in short-term notes, which are due in May 2001. These notes are also unsecured and bear interest of 16%.

8.  COMMON  STOCK

     In February 2000, the Company's board of directors approved a two-for-one common stock split. All references throughout accompanying financial statements to number of shares of the Company's common stock have been restated retroactively.

     In conjunction with the $130,000 of short-term notes discussed in Note 7, the Company issued 260,000 shares of its common stock to the creditors. These shares were valued at $71,000, which amount was recognized as a discount to the notes and is being amortized through August 1, 2000. During the nine months ended September 30, 2000, the Company recognized $71,000 of interest expense relating to the accretion of this debt discount.


                    See accompanying notes to the financial statements

                           NEOSURG TECHNOLOGIES, INC.
                             (formerly T-2000 L.P.)
                        (A Development Stage Enterprise)


9.  INCOME  TAXES

     The tax effect of significant temporary differences representing deferred tax assets and liabilities at December 31, 1999, are as follows:


           Net operating loss carry forward   $69,000

           Valuation allowance                (69,000)
                                             ---------
               Net deferred tax asset               -
                                             =========


     As of December 31, 1999, the Company has net operating loss carry forwards of approximately $200,000, which will expire, if unused, in 2019.


10.  MANAGEMENT'S  PLANS

     The Company's losses for the years ended December 31, 1998 and 1999 amounted to approximately $447,000 and $498,000. As a result of these losses, the Company's working capital position and ability to generate sufficient cash flow to meet capital requirements have deteriorated. These matters raise doubt about the Company's ability to continue as a going concern without additional infusions of equity capital and ultimately achieving profitable operations. The Company has raised $505,000 by issuing short-term notes of which $130,000 are due in December of 2000 and $375,000 are due in May of 2001. (see Note 7)

11.  COMMITMENTS  AND  CONTINGENCIES

     Litigation - The Company, from time to time, is also involved in claims and
     ----------
     legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

     Employment agreement - The Company has entered into an employment agreement
     --------------------
     with one of its stockholders to sell the product within the state of Texas. The agreement includes commission and draw structure that is equivalent to 20% of the sales prices. This agreement designates certain facilities within the Texas geographic area. The agreement is for a two-year term beginning September 1, 1999, and can be extended for an additional one-year period.

12.  SUBSEQUENT EVENT

     In September 2000, the Company authorized 20,000,000 shares of "nontrading" common stock. At this time, all shares of the common stock were converted to nontrading and, pursuant to a lock-up agreement, 13,173,272 were converted back to common stock. Currently, 75,252 of "nontrading" common shares are issued and outstanding, all of which will be automatically converted back to common stock effective September 1, 2001.


                    See accompanying notes to the financial statements

                              [GRAPHIC  OMITTED]


     You should rely only on the information contained in this prospectus. No one has been authorized to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover.

     These securities are not being offered or sold in any jurisdiction where their offer or sale is not permitted.

     Prospective investors may rely only on the information contained in this prospectus. NeoSurg Technologies, Inc. has not authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy in any jurisdiction where such offer, or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these shares.



                                2,400,000 SHARES

                                  COMMON STOCK


                                  ------------
                                   PROSPECTUS
                                  ------------



                             OXFORD FINANCIAL GROUP


                                  _______, 2000




                               [GRAPHIC  OMITTED]



                               [GRAPHIC  OMITTED]



Table of Contents

Prospectus summary                                                      1
The offering                                                            2
Summary financial information                                           3
Risk factors                                                            4
Forward looking statements                                              8
Use of proceeds                                                         9
Dividend policy                                                        11
Capitalization                                                         12
Dilution                                                               13
Management's plan of operation                                         14
Business                                                               19
Management                                                             28
Certain relationships and related transaction                          31
Representations required by state securities authorities               31
Restrictions applicable to certain states                              32
Principal stockholders                                                 33
Plan of distribution                                                   34
Description of capital stock                                           40
Shares eligible for future sale                                        44
Legal matters                                                          45
Experts                                                                45
Where you can find moreinformation                                     45
Financial statements                                                  F-1

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM  24.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     Article 2.02A of the Texas Business Corporation Act, or TBCA, provides, in relevant part, as follows:

     "Subject to the provisions of Section B and C of this Article, each corporation shall have the power:

     (16) To indemnify directors, officers, employees, and agents of the corporation, and to purchase and maintain liability insurance for those persons."

     As permitted by Section G of Article 2.02-1 of the TBCA or any successor statute, NeoSurg Technologies's Articles of Incorporation and bylaws (a) makes mandatory the indemnification permitted under Section B of Article 2.02 as contemplated by Section G; (b) makes mandatory the payment or reimbursement of the reasonable expenses incurred by a former or present director who was, is, or is threatened to be made a named defendant or respondent in a proceeding upon such director's compliance with the requirements of Section K of Article 2.02; and (c) extends the mandatory indemnification referred to in Section (a) above and the mandatory payment or reimbursement of expenses referred to in Section
(b) above (i) to all former or present officers of NeoSurg Technologies and (ii) to all persons who are or were serving at the request of NeoSurg Technologies as a director, partnership, limited liability corporation, joint venture, trust or other enterprise, to the same extent that NeoSurg Technologies is obligated to indemnify and pay or reimburse expenses to directors.

     NeoSurg Technologies has entered into indemnity agreements with its directors and certain officers relative to which NeoSurg Technologies generally is obligated to indemnify its directors and such officers to the full extent permitted by the TBCA, as described above.

ITEM  25  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION.

     *The estimated expenses of the distribution, all of which are to be borne by the Registrant, are as follows:


SEC Registration Fee           $4,277

Blue Sky Fees and Expenses      45,000
Accounting Fees and Expenses    20,000
Legal Fees and Expenses         50,723
Printing and Engraving          10,000
Marketing                       40,000
Miscellaneous                   30,000
----------------------------  --------
Total                         $200,000

----------
*Estimated


                                        I

ITEM  26.  RECENT  SALES  OF  UNREGISTERED  SECURITIES


     In September 1999, NeoSurg issued an aggregate of 12,000,000 shares of Common Stock to the limited partners and the general partner of T-2000, L.P. in connection with the conversion of T-2000, L.P. into NeoSurg. The shares were issued in exchange for the Partnership interests of those partners with respect to such conversion and no cash consideration was received for these shares.

     From November 1999 through December 1999, NeoSurg issued a total of 494,262 shares of common stock to 11 existing shareholders and 4 affiliates of existing shareholders for an aggregate cash price of $270,845.

     In February 2000, NeoSurg issued a total of 130,000 shares of Common Stock to twelve existing shareholders in order to induce those shareholders to loan an aggregate sum of $130,000 to NeoSurg. No cash consideration was received for these shares.

     In February 2000, NeoSurg issued a total of 13,248,524 shares as a result of a 2 for 1 stock split.

     On May 3, 2000, we obtained a bridge loan in the amount of $375,000, which carries a one-year maturity and an interest rate of 16% from Mark Hickman, Clarence J. Kellerman, and William Grose. We can prepay this note at any time without penalty. NeoSurg believes the terms of the transaction were, at the time it was entered into, as favorable as could be obtained from third parties. The transaction was not ratified by independent directors, however, as we had no independent directors at the time.

     Each of the foregoing transactions was effected by NeoSurg without the assistance of underwriters or brokers. Accordingly, no underwriting discounts or commissions were paid.

     With respect to Rule 145, the issuance of shares resulting from the stock split were not subject to the Securities Act of 1933. Each of the other issuances described above were exempt from the registration requirements of the Securities Act of 1933, with respect to Section 4(2). The original issuance of partnership interests by T-2000, L.P. was effected only to accredited and/or sophisticated purchasers, and the issuances of securities by NeoSurg have been to the same accredited and/or sophisticated purchasers. Each of the T-2000, L.P. purchasers received a disclosure document prior to their initial investment, and NeoSurg has provided each of them with updated financial and business information, both on a regular basis and at the time of each issuance.


                                        II

ITEM 27.     EXHIBITS.
Number    Description
--------  -----------
1.01      Agency Agreement between NeoSurg Technologies, Inc. and
          Investors Trading Corp d/b/a Oxford Financial Group
3.01      Articles of Incorporation of the Registrant
3.02      Bylaws of the Registrant
4.01      Specimen Common Stock Certificate
5.01      Opinion of Cokinos, Bosien & Young, a professional corporation regarding the legality of the securities being registered
10.01     Form of Indemnification Agreement between the Registrant and its executive officers and directors
10.02     Form of Stock Order Form
10.13     Form Lock-in Agreement among the registrant, Mark Hickman, Mike Newlin,
          Larry Moser, William Grose, Peter T. O'Heeron, Robert Allen,
          Charles Hansen, and Clarence J. Kellerman
10.14     Lock-in agreement
23.01     Consent of Hein + Associates LLP
23.02     Consent of Cokinos, Bosien & Young, a professional corporation, included in exhibit 5.01
27.01     Financial Data Schedule
99.01     Escrow Agreement between Registrant and First Community Bank
99.02     Certification Form
99.03     Investor Invitation Letter
99.04     Filing Request Card
99.05     Stock Guide



ITEM  28.    UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the small business issuer relative to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, as a result, unenforceable.

     In the event that a claim for indemnification against such liabilities, other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Registrant  undertakes  that  it  will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:


                                       III

     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts of events which, individually or together, represent a fundamental change in the information in the registration statement; and

     (iii)Include any additional or changed material information on the plan of distribution.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


                                        IV

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the Houston, Texas on the 20th day of October, 2000.
NeoSurg  Technologies,  Inc.

By:  /s/ Peter T. O'Heeron                                Date: October 23, 2000
   -----------------------
Peter T. O'Heeron
president and chief executive officer


                                POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Peter T. O'Heeron, with full power of substitution, his/her true and lawful attorney-in-fact and agent to do any and all acts and things in his/her name and on his/her behalf in his/her capacities indicated below which he may deem necessary or advisable to enable NeoSurg Technologies, Inc. to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for him/her in his/her name in the capacities stated below, any and all amendments, including post-effective amendments thereto, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in such connection, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities indicated on October 23rd, 2000

Signatures                        Title

/s/ Peter T. O'Heeron
-------------------------
Peter  T.  O'Heeron        President, chief executive officer,  October 23, 2000
                           director and principal
                           accounting officer

/s/  Charles Hansen        Director                             October 23, 2000
-------------------------
Charles  Hansen


/s/ Robert N. Allen        Director  and  secretary             October 23, 2000
-------------------------
Robert  N.  Allen

/s/ Clarence J. Kellerman  Director                             October 23, 2000
-------------------------
Clarence  J.  Kellerman



                                        V